UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

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Public Service Enterprise Group Incorporated

80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 19, 2011

AND

PROXY STATEMENT

To the Stockholders of Public Service Enterprise Group Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey, on April 19, 2011, at 2:00 P.M., for the following purposes:

1.	To elect nine members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2012, each until their respective successors are elected and qualified;

2.	To consider and act upon an advisory vote on executive compensation;

3.	To consider and act upon an advisory vote on the frequency of an advisory vote on executive compensation;

4.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2011; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders entitled to vote at the meeting are the holders of Common Stock of record on February 18, 2011.

By order of the Board of Directors,

M. Courtney McCormick

Secretary

March 2, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 19, 2011: The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2011/pseg2010ar

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY. TELEPHONE AND ELECTRONIC VOTING ARE ALSO AVAILABLE. PLEASE USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET ADDRESS SHOWN ON THE PROXY FORM.

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INTRODUCTION

This Proxy Statement is furnished by Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) on behalf of the Board of Directors (Board). We are soliciting proxies to be voted at the 2011 Annual Meeting of Stockholders and at all adjournments of that meeting.

The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders and made available electronically via the Internet was March 11, 2011.

Our Company

We are a holding company that owns directly four subsidiaries:

•	PSEG Power LLC (Power), an electric generation and wholesale energy marketing and trading company;

•	Public Service Electric and Gas Company (PSE&G), an operating electric and gas utility;

•	PSEG Energy Holdings L.L.C. (Energy Holdings), the owner of electric generation and energy-related investments; and

•	PSEG Services Corporation (Services), which provides management and administrative services to us and our subsidiaries.

The mailing address of our principal executive offices is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (973) 430-7000. Our Internet website is www.pseg.com.

Annual Report on Form 10-K

We have provided without charge to each person solicited by means of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year 2010, which has been filed with the Securities and Exchange Commission (SEC). Each such copy of our Annual Report on Form 10-K does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon request. Any such request should be made in writing to Morton A. Plawner, Treasurer, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171. The Form 10-K is also available on our website www.pseg.com/info/investor.

Delivery of Documents and Internet Availability

Each stockholder receives his or her own proxy form by which to vote. However, we send a single copy of each of our Annual Report to Stockholders, Form 10-K and Proxy Statement to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of those at that address notifies us to request individual copies. This saves us printing and delivery costs. If you share an address with another stockholder and received only a single copy of one of those documents, we will send you an additional copy if you send a written request to the address noted above or phone (973) 430-6566.

Our Annual Report to Stockholders, Form 10-K and Proxy Statement are available over the Internet. If you are a stockholder of record and would like to receive these documents, as well as other stockholder communications and materials, electronically in the future and save us the cost of producing and mailing them to you, you may do so by following the instructions at www.bnymellon.com/shareowner/equityaccess. If your shares are held in the name of a bank or broker, please follow that organization’s instructions for electronic delivery. You may also follow the instructions provided for future electronic delivery if you vote via the Internet.

If you receive our future Proxy Statements, Annual Reports and Form 10-Ks electronically over the Internet, you will receive each year an e-mail message containing the Internet address to access these documents. The e-mail will also include instructions for voting via the Internet as you will not receive a separate proxy form.

VOTING SECURITIES AND PROCEDURES

Annual Meeting

The Annual Meeting will be held on April 19, 2011 at 2:00 P.M., at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey. We request that if you plan to attend the Annual Meeting, you should so indicate on the proxy form or when voting shares telephonically or electronically.

You may revoke a proxy given in the form which accompanies this Proxy Statement or a vote made telephonically or electronically. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given, unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the Annual Meeting, or you vote the shares subject to the proxy by written ballot.

Holders of record of the 506,039,601 shares of Common Stock outstanding on February 18, 2011 will have one vote per share. A quorum will consist of the holders of Common Stock entitled to cast a majority of the votes at the Annual Meeting, present in person or represented by proxy. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for the purpose of establishing a quorum. All votes will be tabulated by an independent inspector of elections.

Proxy Form and Voting of Shares

Every vote is important. We urge you to sign, date and return the accompanying proxy form whether or not you plan to attend the Annual Meeting. Alternatively, if you are a stockholder of record, you may vote your proxy using the toll-free telephone number listed on the proxy form or via the Internet at the electronic address also listed on the proxy form. When a proxy form is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions.

You may specify your choices by marking the appropriate boxes on the enclosed proxy form. The proxy form includes any shares registered in the names shown on the proxy in Enterprise Direct (our dividend reinvestment and stock purchase plan) and the PSEG Employee Stock Purchase Plan. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by your Board of Directors. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen. If you are a stockholder of record, your shares will not be voted unless you provide a proxy by return mail, telephonically or electronically or vote in person at the Annual Meeting. However, if no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of that plan will vote those shares in accordance with the recommendations of your Board.

If you are a participant in the PSEG Thrift and Tax-Deferred Savings Plan or the PSEG Employee Savings Plan you will receive a separate direction card from the respective plan’s trustee for shares that have been allocated to your accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received, the shares will not be voted.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form received from your bank or broker. For such shares, the availability of telephone or Internet voting will depend on the voting processes of your bank or broker. If no instructions are received from you by a bank or broker with respect to such shares, the shares may be voted by the bank or broker on the proposals in this Proxy Statement at the discretion of the bank or broker in accordance with the rules of the New York Stock Exchange, Inc. (NYSE). The NYSE rules provide that if no instructions are received from you, a bank or broker may vote your shares that are held by it only in regard to Proposal 4, Ratification of the Appointment of Deloitte & Touche LLP as Independent Auditor. A bank or broker may not vote your shares held by it in regard to Proposal 1, Election of Directors, Proposal 2, Advisory Vote on Executive Compensation and Proposal 3, Advisory Vote on Frequency of Advisory Vote on Executive Compensation unless it receives instructions from you. If you do not provide instructions to your bank or broker as to how you wish to vote in respect of each of these matters, your shares held by it will not be voted on those matters.

If any matters not described in this Proxy Statement should properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form of proxy in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board and management did not know of any other matters which might be presented for stockholder action at the Annual Meeting.

Solicitation

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Morrow & Co. to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $13,500, plus reimbursement of expenses.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are managed by or under the direction of the Board of Directors, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board has adopted and operates under the PSEG Corporate Governance Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE. Our By-Laws and Corporate Governance Principles are posted on our website, www.pseg.com/info/investor/governance. We will send you a copy of either or both upon request.

The Board provides direction and oversight of the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

•	Approves corporate strategy, major management initiatives and significant investments;

•	Monitors and provides oversight of financial and business integrity and performance, including risk management;

•	Selects and evaluates the performance of the Chief Executive Officer (CEO) and other senior executives; and

•	Selects nominees for election to the Board and evaluates Board processes and performance.

The Board has full and free access to all members of management and may hire its own consultants and advisors as it deems necessary.

Independence

Under our Corporate Governance Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Corporate Governance Principles. These standards require that to be independent:

•	A director may not be an employee of ours or any of our subsidiaries;

•	No member of a director’s immediate family may be one of our executive officers or an executive officer of one of our subsidiaries;

•	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

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A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us and our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

•	A director or immediate family member may not receive more than $50,000 in direct compensation from us (other than fees and compensation provided to directors generally);

•	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

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A director may not be an executive officer of a charity, if contributions by us and our subsidiaries in any year to that charity exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

The Board has determined that all of the current directors are independent under our Corporate Governance Principles and the requirements of the NYSE, except Ralph Izzo, the Chairman of the Board, President and CEO, who is an employee of the Company. These determinations were based upon a review of the responses submitted by each director to questionnaires we provided them, relevant business records, publicly available information and applicable SEC and NYSE requirements.

The Board has an Audit Committee, a Corporate Governance Committee, an Executive Committee, a Finance Committee, a Fossil Generation Operations Oversight Committee, a Nuclear Generation Operations Oversight Committee and an Organization and Compensation Committee, each consisting solely of independent directors, except for the Executive Committee, on which Mr. Izzo serves. Each of these committees, other than the Executive Committee, has a charter that defines its roles and responsibilities. The authority of the Executive Committee is set forth in our By-Laws. The charters and our By-Laws are posted on our website, www.pseg.com/info/investor/governance. We will send you a copy of any or all of them upon request.

Leadership Structure

Under our By-Laws, our senior leadership may include a Chairman of the Board, a President and a CEO, which positions may be held by one person or may be divided between two different people. As provided in its charter, the Corporate Governance Committee has the responsibility to assess the structure of the Board and periodically evaluate the Board’s governance practices as well as the Corporate Governance Principles. Building on the advice of the Corporate Governance Committee, the Board applies its experience and knowledge of our business to establish what it believes to be the most effective form of organization. In doing so, it utilizes its understanding of the challenges and opportunities faced by us and its evaluation of the individuals who are involved.

Based on that analysis and evaluation, the Board has determined that, at the present time and given our present officers and personnel, it is in the best interests of the Company and stockholders for a single individual to hold all three positions of Chairman of the Board, President and CEO. Ralph Izzo currently holds these positions. As such, he has plenary powers of supervision and direction of our business and affairs and he also presides at all meetings of the Board and of stockholders. The Board believes that Mr. Izzo possesses the attributes of experience, judgment, vision, managerial skill and overall leadership ability essential for our continued success.

In addition to the Chairman, President and CEO, our leadership structure is designed to rely on the contributions of our Lead Director. The Lead Director provides the independent directors with a key means for collaboration and communication regarding Board agendas and the information directors receive from management. The Lead Director coordinates with Chairs of our various Board committees in setting agendas for committee meetings. Richard J. Swift currently serves as Lead Director. In that capacity he complements the talents and contributions of Mr. Izzo and promotes confidence in our governance structure by providing additional checks and balances as a counter to the perspective of management.

As provided in our Corporate Governance Principles, the Board, in February 2010, established the position of Lead Director, to replace the prior position of Presiding Director. The Lead Director has the following duties and responsibilities:

•	Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	Serves as principal liaison on Board-wide issues between the Chairman of the Board and the independent directors;

•	Calls meeting of the independent directors, as may be necessary or desirable;

•	Consults with the Chairman of the Board on Board agendas;

•	Advises the Chairman of the Board on the quality and timeliness of information;

•	Serves on the Executive Committee; and

•	Receives from the Corporate Secretary communications to, or for consideration by, the non-management directors.

The Lead Director is an independent director designated annually by the non-management directors with the expectation that he or she will typically serve in that capacity for four years. The Lead Director may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the non-management independent directors. Richard J. Swift was designated our initial Presiding Director by the Board in 2007, for a term expiring at the first meeting of directors after the 2009 Annual Meeting of Stockholders, subsequently extended to the 2011 Annual Meeting of Stockholders. The Corporate Governance Committee expects to make a recommendation regarding the individual to serve as Lead Director at its first meeting following the 2011 Annual Meeting, in accordance with our policy.

Although it could be an option, the Board does not believe that under current circumstances separating the Chairman and CEO positions would promote better governance or enhance the management of PSEG. The Board believes that our present structure strikes a desirable balance by allowing us to benefit from the advantages of efficiency and coordination that are achieved by having a single individual serve as Chairman of the Board, President and CEO, as complemented by having a Board comprised otherwise solely of independent directors, including a Lead Director, who impart fresh and differing perspectives. This structure avoids unnecessary confusion over responsibilities and accountability, as well as potential conflicts over authority.

The Board believes that our leadership structure has been designed with the appropriate controls to support the efficacy of this arrangement without jeopardizing the integrity of the governance process. A majority of the Board must consist of independent directors in accordance with our Corporate Governance Principles and currently Mr. Izzo is our only director who is not independent. As discussed below, our Corporate Governance Principles also set forth various expectations and criteria for Board membership. All directors must adhere to our Standards of Integrity and exercise their responsibilities in a manner consistent with our best interests and those of our stockholders and their fiduciary duties established by applicable law.

Risk Management Oversight

The Board is responsible for the oversight of risk at PSEG, with various committees of the Board assigned specific duties with regard to this function. As provided in our Corporate Governance Principles, the Board has approved a Risk Management Policy and annually reviews and adopts the Financial Risk Management Practice, which includes processes to oversee issuance and retirement of debt, cash investments, insurance, trust investments, real property transactions, capital investment and market and credit risk management. Throughout the year, the Board monitors management’s performance against our business plans and the Risk Management Policy. The Board and each of its committees maintain annual calendars to assure completion of essential tasks.

The Board also has oversight of the Risk Management Program which consists of policies, processes and controls, including the Risk Management Policy and Risk Management Practice, as well as other policies and practices developed by management relating to business conduct and integrity, internal control, risk and control, fraud risk assessment, business compliance, transaction review, credit practice, delegation of authority, supply chain practices, environment, health and safety, information management, corporate responsibility, employee matters, diversity and inclusion and operational excellence. Our Risk Management Program forms an integral part of our corporate culture and values.

The Financial Risk Management Practice serves to define the major roles, responsibilities and procedures, including controls and reporting, necessary to actively manage our financial risk exposure consistent with our business plans. It is reviewed annually and approved by the Audit Committee and the Finance Committee and recommended to the Board for its approval.

Specific responsibilities are assigned to committees of the Board for oversight of our business operations, processes and plans. The Audit Committee provides oversight on legal and business compliance, financial reporting, disclosure controls and procedures and risk management controls, as well as policies with respect to risk assessment and risk management. Pursuant to the Financial Risk Management Practice, our Chief Risk Officer and Chief Financial Officer are responsible for presenting reports on risk management to the Audit Committee at its meetings and through the reports of the Audit Committee Chair to the Board.

Financing transactions, in accordance with the Financial Risk Management Practice, are reported to the Finance Committee. In addition, the Finance Committee approves appropriate commodity portfolio risk tolerance limits. Compliance is monitored through regular reporting to the Board. In accordance with the Financial Risk Management Practice, periodic reports, at least annually, are made to the Finance Committee regarding the management of our pension and post-retirement benefit trusts. Periodic reports are also required to be made to the Finance Committee regarding the management of our nuclear decommissioning trusts.

Both the Fossil Generation Operations Oversight Committee and the Nuclear Generation Operations Oversight Committee monitor and evaluate environmental, safety, compliance and performance matters at our electric generating stations. The Corporate Governance Committee evaluates Board and committee performance and governance practices. The Organization and Compensation Committee administers the executive compensation program, including incentive plans and the review and approval of corporate goals and objectives relevant to compensation. The CEO’s performance is evaluated in light of these goals and objectives and key management performance is reviewed by the Organization and Compensation Committee. As discussed below, that Committee has reviewed our compensation policies and practices as they relate to risk management.

Risk management is a key part of our strategic planning and business operations. In managing risk, we seek to identify, analyze, respond to and monitor financial, strategic, operational, regulatory and other risks to our capital, liquidity and earnings. Our Board oversees management’s performance of these duties and receives periodic reports related thereto from our senior executives.

We have also established a Risk Management Committee, consisting of senior executives, which is responsible for assessing exposure and determining our overall financial risk management strategy, taking into consideration, when appropriate, operational, regulatory and legal risks. The Risk Management Committee is charged with, among other things:

•	establishing the framework for identifying, measuring, aggregating, monitoring, controlling and reporting on our financial-related risks;

•	establishing trading limits and controls; and

•	considering and addressing major implications to our generation, transmission and distribution businesses that have a bearing on the management of risks that could impact financial results.

Our Capital Review Committee, which also consists of senior management employees, provides oversight and reviews proposed projects. Investments above a stated amount require approval of our Board or the respective board of Power or PSE&G, as applicable. Our Compliance Council of senior management personnel reviews various compliance issues, including the approval of our Standards of Integrity, and regularly reports to the Audit Committee.

Our Delegation of Authority sets forth the respective authority levels at which management and employees are authorized to conduct business.

The Board believes that we have in place an effective system of risk management practices with appropriate controls and Board oversight.

Meetings

The Board holds regularly scheduled meetings and meets on other occasions when circumstances require. The Board met seven times in 2010, one of which was an all-day business strategy session. Board and Committee meetings are scheduled over an entire work day and often begin on the prior afternoon or evening. Each meeting typically takes approximately two hours. Each Committee executes its responsibilities, as described below, and the Board receives reports from the Committee Chairs on the significant matters considered and actions taken. The Board meeting focuses on the strategic and more important issues facing us. Directors spend additional time preparing for Board and Committee meetings they attend and they are called upon for counsel between meetings.

During 2010, Albert R. Gamper, Jr., Conrad K. Harper, Richard J. Swift and Ralph Izzo also served on the board of directors of PSE&G. The PSE&G board met six times in 2010. Mr. Izzo also serves on the boards of directors of Power, Energy Holdings, and Services.

Our Corporate Governance Principles provide that the Board will meet at least six times each year and in executive session without management in attendance at every meeting unless waived by the Board. When the Board meets in executive sessions, the Lead Director presides. During 2010, six executive sessions were held with only independent directors present. In addition, each Board committee, except the Executive Committee, meets in executive session at each of its meetings, unless waived by the respective Committee.

Under our Corporate Governance Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders.

Meeting materials are provided to Board and Committee members in advance of each meeting, and members are expected to review such materials prior to each meeting. During 2010, each incumbent director attended at least 79% of the aggregate number of Board meetings and committee meetings on which he or she served. Each attended the 2010 Annual Meeting of Stockholders.

Director Orientation and Continuing Education

New directors receive an orientation program and materials, which includes visits to our facilities and presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, Standards of Integrity, principal officers and internal and independent auditors. During each year, continuing education is provided to all directors on topics of importance to our business.

Stock Ownership

Directors are required by our Corporate Governance Principles to own at least 4,000 shares of our Common Stock (including any restricted stock, whether or not vested, any stock units under the 2007 Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) within three years after election to the Board. All directors currently meet this requirement.

Communications with the Board

You, as a stockholder, and other interested parties may communicate directly with the Board, including the independent directors, by writing to M. Courtney McCormick, Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and indicating who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Lead Director and to the Chair of the Board Committee most closely associated with the nature of the request. The Secretary has the discretion not to forward communications that are commercial advertisements, other forms of soliciting material or billing complaints. All communications are available to any member of the Board upon his or her request.

Committees of the Board

The committees of the Board, their principal functions, membership and meetings are described below. Each committee has open and free access to all information, may require any of our officers or employees to furnish it with information, documents or reports that it deems necessary or desirable in carrying out its business, is empowered to investigate any matter involving us and may retain appropriate resources to assist it in discharging its responsibilities. Each committee, other than the Executive Committee, operates pursuant to a charter and annually conducts a performance evaluation of its activities and a review of its charter. Each committee reports its activities to the Board. Each committee Chair is appointed annually with the expectation that he or she will typically serve in that capacity for four years. A Chair may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors.

Audit Committee

The Audit Committee’s responsibilities include:

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Assisting the Board in fulfilling its responsibility for oversight of the integrity of our financial statements and the quality and integrity of our accounting, auditing and financial reporting practices;

•	Appointing, terminating, compensating and overseeing the work of the independent auditor; the independent auditor reports directly to the Audit Committee;

•	Reviewing the independence of the independent auditor, as well as Public Company Accounting Oversight Board (PCAOB) and peer review reports of the independent auditor’s performance;

•	Pre-approving the services provided and fees paid to the independent auditor for all services to us and our subsidiaries;

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Reviewing with the independent auditor, management and internal auditors the annual audited and quarterly financial statements and the acceptability and quality of our financial statements and our accounting, reporting and auditing practices;

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Reviewing with the independent auditor any audit issues or difficulties and management’s response, and resolving disagreements which may arise between management and the independent auditor regarding financial reporting;

•	Providing oversight to our internal audit and the environmental, health and safety audit functions;

•	Providing oversight to our legal and business conduct compliance program;

•	Reviewing the status of pending material litigation;

•	Reviewing risk management controls, as well as policies with respect to risk assessment and risk management;

•	Reviewing earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

•	Recommending to the Board the inclusion of the audited financial statements in our Annual Report on Form 10-K; and

•	Reviewing with management our disclosure controls and procedures.

The Audit Committee is comprised of three or more directors, each of whom must be independent of management in accordance with the rules of the SEC and the NYSE and meet the NYSE requirements for financial literacy. At least one member must have accounting or financial management expertise. The Audit Committee meets at least four times per year, and in executive session without management present at each meeting unless waived by the Committee. The Audit Committee held nine meetings in 2010 and met four times in executive session.

In addition to meeting the requirements for being an independent director, members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries, in accordance with applicable legal requirements. Under our Corporate Governance Principles, without Board approval, a director may not serve as a member of our Audit Committee if he or she serves on the Audit Committee of more than three public companies, including ours.

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. The Board has determined that all members of the Audit Committee are financially literate and, in addition, that each member of the Audit Committee possesses accounting or financial management expertise, as defined in the NYSE rules. The Board further has determined that Thomas A. Renyi, Albert R. Gamper, Jr., William V. Hickey, Shirley Ann Jackson and David Lilley, each a member of the Audit Committee, is an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC.

Management and the Board believe that the current composition of the Audit Committee provides that Committee with the requisite expertise and experience to recommend to the Board the inclusion of the audited financial statements in our Annual Report on Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its practices to assure that adequate independent procedures exist for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

The Audit Committee Report appears below in this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include:

•	Assisting the Board in administering the Corporate Governance practices of the Board and its committees;

•	Monitoring the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise, diversity and independence;

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Recommending to the Board membership changes and nominees to maintain requisite balance, while considering the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of businesses and charitable institutions and the contribution by directors to our ongoing business;

•	Considering the qualifications of Board members and evaluating prospective nominees, including those identified by the Committee or by other Board members, management, stockholders or other sources;

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Making a recommendation to the Board as to whether to accept the tendered resignation of any director who failed to receive a majority of votes cast “for” that director’s election in an uncontested election;

•	Recommending to the Board the chairs and members of Board committees;

•	Evaluating the continuity current directors bring to service on the Board versus the benefit from new ideas and perspectives that new members may bring to the Board;

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Evaluating performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices, including interactions with management;

•	Making recommendations to the Board to improve effectiveness of the Board and its committees;

•	Overseeing the directors’ orientation and continuing education;

•	Reviewing and making recommendations to the Board with respect to compensation of directors;

•	Providing input to the Organization and Compensation Committee regarding the performance of the CEO as Chairman of the Board; and

•	Periodically reviewing the Charters of the Board committees and recommending appropriate changes.

The Corporate Governance Committee consists of three or more independent directors who meet at least two times per year, and in executive session without management present at each meeting unless waived by the Committee. The Corporate Governance Committee met five times in 2010, including three times in executive session.

The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential nominees. Such firm’s function would be to make recommendations to the Committee of potential candidates for its consideration.

During 2010, the Corporate Governance Committee retained Compensation Advisory Partners LLC (CAP) to provide information and advice on matters pertaining to the compensation of directors who are not executive officers. Additional information regarding CAP is set forth below under Organization and Compensation Committee.

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board. Such recommendations must be submitted in writing to M. Courtney McCormick, Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O., Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. Our By-Laws require that stockholder nominations must be submitted at least 90 days in advance of an Annual Meeting of Stockholders.

Additional information on director qualifications is set forth below under Director Qualifications, Diversity and Retirement. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources.

The Corporate Governance Committee also considered a stockholder proposal received in October 2010 for inclusion in this Proxy Statement. The proposal, submitted by As You Sow, as the representative of a stockholder, included a resolution requesting that by November 2011 we issue a report on the financial risk of our continued reliance on coal. The proposal was withdrawn as we reached an agreement with As You Sow to issue a report available to stockholders and the public specifically addressing certain questions submitted to us by As You Sow unless disclosure would reveal proprietary information or would place us at a competitive disadvantage.

Executive Committee

Except as otherwise provided by law, the Executive Committee may exercise all the authority of the Board of Directors when the Board is not in session. Membership consists of the Chairman of the Board, the Lead Director and at least one additional independent director. The Executive Committee did not meet during 2010.

Finance Committee

The Finance Committee’s responsibilities include:

•	Reviewing and making recommendations to the Board regarding corporate financial policies and process and significant financial decisions;

•	Reviewing and recommending to the Board annually our financial plan;

•

Discussing with management the application and effects of our policies with respect to risk assessment and risk management, including the limits and authorities contained in the financial risk management practice;

•	Reviewing and recommending to the Board authorizations with respect to the issuance, sale and redemption of securities by us and our subsidiaries;

•

Reviewing with the pension investment committee and management the investment guidelines for and investment performance of the trust funds of our pension plans and our nuclear decommissioning trust fund;

•	Reviewing with management our cash management policies and practices; and

•	Reviewing with management credit agency ratings and analyses.

The Finance Committee consists of three or more independent directors. The Finance Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Finance Committee held four meetings in 2010 and met all four times in executive session.

Fossil Generation Operations Oversight Committee

The Fossil Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating the effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•

Monitoring the operating performance of our fossil generation operations, including key performance indicator results and trends, and any significant incidents or events at any fossil generating station;

•	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our fossil generation operations; and

•	Reviewing the results of major inspections, evaluations by external oversight groups and management’s response.

The Fossil Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Fossil Generation Operations Oversight Committee held three meetings in 2010, one of which was at a generating station, and met all three times in executive session.

Nuclear Generation Operations Oversight Committee

The Nuclear Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating effectiveness of our nuclear generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•

Monitoring the operating performance of our nuclear generation operations, including key performance indicator results and trends, and any significant incidents or events at any nuclear generating station;

•	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our nuclear generation operations; and

•	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups, and management’s response.

The Nuclear Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Nuclear Generation Operations Oversight Committee held three meetings in 2010, one of which was at the site of the nuclear generating stations we operate, and met all three times in executive session.

Organization and Compensation Committee

The Organization and Compensation Committee’s responsibilities include:

•	Reviewing, approving and modifying, as necessary, our executive compensation policy, programs, plans and awards;

•	Reviewing executive compensation levels and targets for consistency and alignment with compensation policy and strategic and operating objectives;

•	Reviewing the risk to us of our compensation policies and practices;

•	Retaining and annually reviewing the performance of its compensation consultant;

•	Reviewing and making recommendations to the Board concerning corporate organization in general and executive compensation including incentive plans and equity-based plans;

•	Administering our incentive compensation plans;

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	Evaluating the CEO’s performance in light of those goals and objectives and, with the independent Board members, determining and approving the CEO’s compensation based on this evaluation;

•	Annually reviewing performance for certain other key members of management;

•	Annually reviewing management succession and development plans;

•	Monitoring compliance with the Stock Ownership and Retention Policy; and

•	Reviewing the Compensation Discussion and Analysis and providing its report thereon in this Proxy Statement.

The Committee consists of three or more independent directors who meet at least two times per year and in executive session at each meeting unless waived by the Committee. The Committee held five meetings in 2010 and met three times in executive session. The Organization and Compensation Committee Report on Executive Compensation appears below.

The Committee has the authority to retain compensation consultants, with sole authority for their hiring and firing. Since September 2009, the Committee has retained Compensation Advisory Partners LLC (CAP) as its independent compensation consultant to provide the Committee information and advice that is not influenced by management. CAP does not perform any other services for us or our subsidiaries. CAP provides advice to the Committee on executive compensation and may also do so at times for the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. Any other services by CAP require prior approval of the Chair of the Organization and Compensation Committee.

Responsibility for assignment to and evaluation of work by CAP is solely that of the Committee and, with respect to non-employee directors, the Corporate Governance Committee. In furtherance of CAP’s independence, management receives copies of certain materials provided by CAP to the Committee only after the materials have been provided to the Committee. The scope of CAP’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, benefit plans, provision of comparative industry trends and peer data and the recommendation of program and pay level changes.

We pay the fees of any compensation consultant retained by the Committee. Additional information regarding the services performed in the past year is included in Compensation Discussion and Analysis below. The Committee also utilizes the services of our internal compensation professionals.

Compensation Committee Interlocks and Insider Participation

During 2010, each of the following individuals served as a member of the Organization and Compensation Committee: Albert R. Gamper, Jr., Chair, William V. Hickey, Shirley Ann Jackson, Thomas A. Renyi, and Richard J. Swift. During 2010, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of any PSEG company. None of our officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an officer. No member of the Organization and Compensation Committee had a direct or indirect material interest in any transaction with us.

Code of Ethics

Our Standards of Integrity (Standards) is a code of ethics applicable to us and our subsidiaries. The Standards are an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards. The Standards apply to all of our directors and employees (including Power’s, PSE&G’s, Energy Holdings’ and Services’ respective principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions). Each such person is responsible for understanding and complying with the Standards. The Standards are posted on our website, www.pseg.com/info/investor/governance. We will send you a copy on request.

The Standards establish a set of common expectations for behavior to which each director and employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us. The Standards have been developed to provide reasonable assurance that, in conducting our business, directors and employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

We will post on our website, www.pseg.com/info/investor/governance:

•	Any amendment (other than one that is technical, administrative or non-substantive) that we adopt to our Standards; and

•

Any grant by us of a waiver from the Standards that applies to any director, principal executive officer, principal financial officer, principal accounting officer or Controller, or persons performing similar functions, for us or our direct subsidiaries noted above, and that relates to any element enumerated by applicable SEC requirement.

In 2010, we did not grant any waivers to the Standards.

Transactions with Related Persons

There were no transactions during 2010, and there are no transactions currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, or their immediate family members) had or will have a direct or indirect material interest.

Our policies and procedures with regard to transactions with related parties, including the review, approval or ratification of any such transactions, the standards applied and the responsibilities for application are set forth in our Corporate Governance Principles, our Business Conduct Compliance Program and the Standards. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

•

The Corporate Governance Principles provide written guidelines for directors and management to effectively pursue and support the Company’s business objectives. The Corporate Governance Principles are reviewed periodically by the Corporate Governance Committee, which recommends appropriate changes to the Board. Under the Corporate Governance Principles, a director must notify the Chair of the Corporate Governance Committee if he or she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute.

•

Our Business Conduct Compliance Program (Program) establishes an organizational structure and validates the Standards and its mandated procedures, practices and programs. The Audit Committee of the Board has overall responsibility for oversight of the Program and has delegated to our Compliance Council overall responsibility for the design, implementation and execution of the Program. The Council’s duties include assurance that we take all reasonable steps to coordinate organization-wide ethics and compliance activities, consistent enforcement of the Standards including the detection and prevention of wrongdoing as a result of compliance investigations and otherwise foster a culture for ethical behavior and a commitment to legal compliance. The Council, comprised of members of senior management, is chaired by the Executive Vice President and General Counsel, who has overall responsibility for administering the Program.

•

The Standards establish a written set of common expectations of behavior for all directors, officers and employees regarding business relationships, personal conduct (including, among other things corporate opportunities, conflict of interest and supplier, competitor and governmental relations), safeguard of Company property, business controls and compliance with regulatory requirements. In addition, the Standards mandate procedures for seeking ethical guidance, reporting concerns, investigation and discipline. The Executive Vice President and General Counsel has overall responsibility for administering the Standards.

•

Our written management practices provide that any capital investment with a non-PSEG entity or its affiliate, for which one of our directors or officers serves as a director or executive officer, must be approved by our Board.

Proposal	1

ELECTION OF DIRECTORS

Election

Directors elected at each annual meeting are elected to serve one-year terms. Directors whose terms expire are eligible for re-nomination and will be considered by the Corporate Governance Committee in accordance with its policies and the retirement policy for directors.

Our By-Laws currently provide that the Board shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently set at nine.

The nominees listed below were selected by the directors upon the recommendation of the Corporate Governance Committee. As discussed above under Voting Securities and Procedures, proxies will be voted in accordance with your instructions as indicated on the enclosed proxy form, bank or broker voting form or when voting by telephone or Internet.

If at the time of the 2011 Annual Meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is reduced.

Majority Voting

Our By-laws provide that in an uncontested election, each director shall be elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We do not include as votes cast (i) shares which are marked withheld, (ii) abstentions and (iii) shares as to which a stockholder has given no authority or direction.

As provided in our Corporate Governance Principles, the Board has adopted a policy whereby any incumbent director receiving a majority vote “against” must promptly tender an offer of resignation. As a result, in uncontested elections, the Board will nominate for election or re-election as a director only candidates who have agreed promptly to tender a letter of resignation in the event that the number of shares voted “for” that director does not exceed the number of shares voted “against” that director. If an incumbent director fails to receive the required “majority” vote, the Corporate Governance Committee will consider the matter and then make a recommendation to the Board as to whether or not to accept the resignation. The Board will make the determination on whether or not to accept the recommendation of the Committee.

The Corporate Governance Principles further provide that no director who fails to receive a majority vote in an uncontested election shall participate in either the recommendation of the Corporate Governance Committee or the determination of the Board with respect to his or her resignation letter or that of any other director in regard to that year’s Annual Meeting election. Any such director may, however, participate in any and all other matters of the Board and its various committees to the fullest extent to which he or she would otherwise be permitted in accordance with applicable law and the Corporate Governance Principles. If a majority of the Corporate Governance Committee fails to receive a majority vote, then the remaining independent directors will determine whether to accept one or more of the applicable resignations. If three or fewer independent directors did not receive a majority vote in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or rejecting the resignation offers (except that no director will vote to accept or reject his or her own resignation offer).

In evaluating tendered resignations, the Corporate Governance Committee and the Board may consider all factors they deem relevant, including, but not limited to, the stated reason(s) for the “against” vote, the impact that the acceptance of the resignation would have upon our compliance with applicable law or regulation, the potential triggering of any change in control or similar provision in contracts, benefit plans or otherwise, the qualifications of the director and his or her past and anticipated future contributions to us.

The Corporate Governance Committee and the Board may consider possible remedies or actions to take in lieu of or in addition to acceptance or rejection of the resignation, such as development and implementation of a plan to address and cure the issues underlying the failure to receive a majority vote.

Following the Board’s determination, we will publicly disclose the decision and, if applicable, the reasons for accepting or rejecting the resignation. To the extent that the Board accepts one or more resignations, the Corporate Governance Committee may recommend to the Board, and the Board will then determine, whether to fill any vacancy.

Director Qualifications, Diversity and Retirement

The Board believes that a nominee for director should be selected on the basis of the individual’s ability, diversity of background and experience and soundness of judgment, from among candidates with an attained position of leadership in their field of endeavor. As noted above, a majority of the Board must consist of independent directors in accordance with our Corporate Governance Principles and NYSE requirements.

The Board seeks to maintain an orderly transition for retirement and proper succession planning. Under the Board’s retirement policy, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders following their seventy-second birthday. If however, the Corporate Governance Committee and the Board determine that there is good cause to extend a director’s Board service, a director may be re-nominated following the age of seventy-two, but in no event beyond the age of seventy-five, and remain in service for the full term until the next Annual Meeting of Stockholders following his or her seventy-fifth birthday. Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-second birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies.

In addition, it is the policy of the Board that a nominee recommended initially for election be able to serve at least five years, consistent with the Board’s retirement policy. The Board believes that the ability of a director to serve for at least five years is a reasonable expectation in order for us to receive an appropriate benefit from the individual’s abilities. This is especially so in light of the time invested by a director to become knowledgeable about our complex business operations. The Board believes that these age and service limitations provide it with a means for achieving a reasonable balance of veteran and new directors.

Diversity is a factor for consideration of nominees for director pursuant to the diversity policy contained in our Corporate Governance Principles and the charter of the Corporate Governance Committee. In considering diversity, the Committee utilizes a broad meaning to include not only factors such as race, gender and national origin, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. The Committee considers and assesses the effectiveness of this policy in connection with the annual nomination process to assure it contains an effective mix of people to best further our long-term business interests.

The Corporate Governance Committee also considers the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of business or charitable institutions and the contributions by directors to our ongoing business. The Committee considers the qualifications of incumbent directors and potential new nominees, as well as the continuity of service and the benefit of new ideas and perspectives, before making recommendation to the Board for election or re-election. The Board then selects nominees based on the Committee’s recommendation.

The Corporate Governance Committee does not believe it is appropriate to set absolute term limits on the length of a director’s term. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of our history, policies and objectives.

Prior to accepting an invitation to serve as a director of another public company, the CEO and any directors must submit a letter to the Corporate Governance Committee so as to allow it to review potential conflicts and time demands of the new directorship. Any director who undertakes or assumes a new principal occupation, position or responsibility from that which he or she held when he or she was elected to the Board must submit a letter to the Corporate Governance Committee volunteering to resign from the Board. The Board does not believe that in every instance a director who undertakes or assumes a new occupation, position or responsibility from that which he or she held when the director joined the Board should necessarily leave the Board. The Corporate Governance Committee reviews the relevant details of such director’s new position and determines the continued appropriateness of Board membership under the circumstances.

Nominees

The present terms of all nine directors, Albert R. Gamper, Jr., Conrad K. Harper, William V. Hickey, Ralph Izzo, Shirley Ann Jackson, David Lilley, Thomas A. Renyi, Hak Cheol Shin and Richard J. Swift, expire at the 2011 Annual Meeting. Each has been re-nominated and will be presented for election to serve until the 2012 Annual Meeting, or until their respective successors are elected and qualified. All nominees were elected to their present terms by the stockholders.

We show below for each nominee, the period of service as a director, age as of the date of the Annual Meeting, present committee memberships, business experience during at least the last five years and other directorships during the past five years. We also discuss the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as one of our directors. Each nominee’s beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners.

As discussed above, the Corporate Governance Committee and the Board recommend and nominate for election those individuals they deem qualified and capable of serving as directors pursuant to the criteria they have set. Each of the nominees this year meets these standards.

The Board is comprised of individuals with a diverse mix of knowledge, expertise and backgrounds. Among the nine members, we have business leaders from industries including banking, science and technology, consumer products and manufacturing as well as those who have excelled in academia and public service. Two of our Board members are African-American, one member is of Asian descent and one member is a woman. As a group, they complement one another with a desirable mix of competencies and skills as the Board discharges it duties of overseeing our businesses. Our Board members have dealt widely with the types of issues and challenges facing us, including achieving optimal operational and financial performance, managing for strategic growth, meeting regulatory, environmental and safety requirements, maintaining an engaged and diverse workforce and adapting to rapidly evolving business conditions. All have served in leadership positions.

Committee Membership

Current committee assignments are presented in the following table. Ongoing committee assignments for all directors will be made at the organizational meeting following the Annual Meeting of Stockholders.

	Audit	Corporate Governance	Executive	Finance	Nuclear Generation Operations Oversight	Organization & Compensation
Albert R. Gamper, Jr.	X		X	X		C
Conrad K. Harper		C		X	X
William V. Hickey	X				C	X
Ralph Izzo			C
Shirley Ann Jackson	X		X	C	X	X
David Lilley	X			X	X
Thomas A. Renyi	C	X		X		X
Hak Cheol Shin	X	X			X
Richard J. Swift*		X	X		X	X

C = Committee Chairperson

X = Committee Member

*	Also serves as Lead Director

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

Nominees For Election As Director

Albert R. Gamper, Jr.

ALBERT R. GAMPER, JR., age 69, has been a director since December 2000. He is also a director of PSE&G. Until his retirement, Mr. Gamper was Chairman of the Board of CIT Group, Inc., Livingston, New Jersey, a commercial finance company, from July 2004 until December 2004. He was Chairman of the Board and Chief Executive Officer of CIT Group, Inc. from September 2003 to July 2004, Chairman of the Board, President and Chief Executive Officer from June 2002 to September 2003 and President and Chief Executive Officer from February 2002 to June 2002. He was President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002, Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc., from January 2000 to June 2001 and President and Chief Executive Officer from December 1989 to December 1999. Mr. Gamper is currently a trustee to the Fidelity Group of Funds.

Mr. Gamper has extensive management experience in the financial services industry, having served as Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc. Also, in that role, he had ultimate responsibility for financial matters and the overall operations of that company. The Board values this background considering our capital structure, liquidity needs and need to assess credit and other risks.

Conrad K. Harper

CONRAD K. HARPER, age 70, has been a director since May 1997. He is also a director of PSE&G. He has been a retired partner of the law firm of Simpson Thacher & Bartlett LLP, New York, New York since January 2010. He was of counsel from January 2003 to December 2009. He was a partner from October 1996 to December 2002 and from October 1974 to May 1993. He was Legal Adviser, U.S. Department of State, from May 1993 to June 1996. Mr. Harper is currently a director of New York Life Insurance Company.

Mr. Harper contributes a knowledge of legal, governmental and international matters, with a long career at a major law firm, as well as serving as the Legal Adviser, or chief legal officer, of the U.S. State Department. Mr. Harper also served as an attorney for the NAACP Legal Defense Fund. His experience is of much assistance to a company such as ours that is heavily regulated, greatly affected by government policy and legal and judicial determinations.

William V. Hickey

WILLIAM V. HICKEY, age 66, has been a director since October 2001. Mr. Hickey has been President and Chief Executive Officer of Sealed Air Corporation, Elmwood Park, New Jersey, which manufactures food and specialty protective packaging materials and systems, since March 2000. He was President and Chief Operating Officer from December 1996 to February 2000. Mr. Hickey is currently a director of Sealed Air Corporation and Sensient Technologies Corporation.

Mr. Hickey has a strong industrial and commercial manufacturing background from his service as President and Chief Executive Officer at Sealed Air Corporation. His executive managerial experience with product innovation, development, production and marketing contributes to the Board’s ability to oversee our company and focus on operational excellence. Mr. Hickey also is a Certified Public Accountant and held the position of Chief Financial Officer at Sealed Air Corporation. As CEO of Sealed Air Corporation, he had ultimate responsibility for financial matters.

Ralph Izzo

RALPH IZZO, age 53, has been a director since October 2006. He is also a director of PSE&G, Power, Energy Holdings and Services. He is Chair of the Executive Committee. Mr. Izzo has been Chairman of the Board, President and Chief Executive Officer of PSEG since April 1, 2007. He was President and Chief Operating Officer of PSEG from October 2006 to April 2007 and President and Chief Operating Officer of PSE&G from October 2003 to October 2006.

Mr. Izzo is our Chairman of the Board, President and CEO, as discussed above under Leadership Structure. During his career he has developed broad experience in general management, strategic planning and finance, as well as a thorough understanding of our business operations and the challenges and opportunities of our industry. His background as a research physicist is of much benefit to a company that deals with many technical and scientific matters. Mr. Izzo’s prior service as an energy and policy analyst at the federal and state levels is a significant asset as we position ourselves as a leader in the utility industry and public policy arena.

Shirley Ann Jackson

SHIRLEY ANN JACKSON, age 64, has been a director since June 2001. Dr. Jackson has been President of Rensselaer Polytechnic Institute, Troy, New York, since July 1999. She was previously a director of PSEG from 1987 to 1995, prior to becoming Chair, U.S. Nuclear Regulatory Commission, from July 1995 to July 1999. Dr. Jackson is currently a director of FedEx Corporation, IBM Corporation, Marathon Oil Corporation and Medtronic, Inc. During the past five years, she was a director of NYSE Euronext and US Steel.

Dr. Jackson is a distinguished scientist, who also brings an array of executive, governmental, scientific and academic experience from her years as Chair of the Nuclear Regulatory Commission and President of Rensselaer Polytechnic Institute. We are a heavily regulated business which is very much affected by public policy and scientific developments, so her experience in these areas is highly valued by the Board. We also operate three nuclear generating units and hold ownership interest in two other nuclear generating units.

David Lilley

DAVID LILLEY, age 64, has been a director since February 2009. Until retirement, Mr. Lilley was Chairman of the Board, President and Chief Executive Officer of Cytec Industries Inc., Woodland Park, New Jersey, which is a global specialty chemicals and materials company, from January 1999 until December 2008. He was President and Chief Executive Officer from May 1998 to January 1999 and President and Chief Operating Officer from January 1997 to May 1998. Mr. Lilley is currently a director of Arch Chemicals Inc. and Rockwell Collins, Inc. During the past five years he was a director of Cytec Industries Inc.

Mr. Lilley has experience in product development, manufacturing and sales, gained from his years as Chairman of the Board, President and Chief Executive Officer at Cytec Industries. His leadership experience is very important to us in light of the Board’s oversight of our operations and adherence to safety and environmental requirements. At Cytec he also had ultimate responsibility for financial matters.

Thomas A. Renyi

THOMAS A. RENYI, age 65, has been a director since February 2003. Until retirement, Mr. Renyi was Executive Chairman of The Bank of New York Mellon Corporation, New York, New York, a provider of banking and other financial services to corporations and individuals, from July 2007 until August 2008. He was Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc., and The Bank of New York, from February 1998 to July 2007. Mr. Renyi is currently a director of Hartford Financial Services. He was formerly a director of RiskMetrics Group.

Mr. Renyi had a long career with The Bank of New York Mellon and its predecessor, The Bank of New York, where he served as Chairman of the Board and Chief Executive Officer. In that capacity, he had substantial responsibility for the successful implementation of two major mergers. As a result, he brings to us a deep knowledge of finance, as well as significant experience in oversight of the operations of a major enterprise. The Board views this as highly valuable in the oversight of risk management and continued focus on financial strength, disciplined investment and operational excellence.

Hak Cheol Shin

HAK CHEOL (H.C.) SHIN, age 53, has been a director since May 2008. Mr. Shin has been Executive Vice President-Industrial and Transportation Business of 3M Company, St. Paul, Minnesota, a diversified technology company, with product lines in the consumer and office, health care, electronics, industrial, graphics, transportation, safety and telecommunications markets, since January 2006. He was Executive Vice President-Industrial Business from June 2005 to January 2006, Division Vice President-Industrial Adhesives and Tapes Division from July 2003 to June 2005, Division Vice President-Electronics Markets Materials Division from October 2002 to June 2003, and Division Vice President-Superabrasives and Microfinishing Systems Division from March 2001 to October 2002.

Mr. Shin brings diversified experience in the areas of technology, manufacturing, consumer products and customer satisfaction acquired through various senior positions at 3M Company, a company noted for innovation and operational excellence. He currently has responsibility for 3M’s industrial and transportation business. These skills are important as we seek operational excellence and invest in renewable energy technology, while satisfying customer expectations and maintaining reliability.

Richard J. Swift

RICHARD J. SWIFT, age 65, has been a director since December 1994. He is also a director of PSE&G. Mr. Swift has been Lead Director since February 2010 and was Presiding Director from June 2007 until February 2010. He was Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006. He was Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until October 2001. Mr. Swift is currently a director of CVS Caremark Corporation, Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

Mr. Swift is a licensed professional engineer who brings a strong managerial background in engineering, construction and plant operations at Foster Wheeler Ltd., where he served as Chairman of the Board, President and Chief Executive Officer. The Board believes that we benefit significantly from this as we are heavily engaged in similar endeavors as an integral aspect of our generation and utility businesses. Mr. Swift also served as Chairman of the Financial Accounting Standards Advisory Council. While CEO at Foster Wheeler he had ultimate responsibility for financial matters.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Directors and Management

The following table sets forth, as of February 18, 2011, beneficial ownership of our Common Stock by the directors and executive officers named in the Summary Compensation Table. The information presented includes stock options, stock units and phantom shares. None of these amounts exceeds 1% of the Common Stock outstanding.

Name	Owned Shares(1)	Restricted Stock(2)	Stock Units/ Restricted Stock Units(3)	Phantom Shares(4)	Stock Options(5)	Total
Caroline Dorsa	12,282	8,800	13,100	—	47,125	81,307
Albert R. Gamper, Jr.	6,412	9,600	11,800	21,560	—	49,372
Conrad K. Harper	9,855	13,200	11,800	—	—	34,855
William V. Hickey	4,332	9,600	11,800	15,603	—	41,335
Ralph Izzo	219,089	—	73,300	—	1,148,525	1,440,914
Shirley Ann Jackson	5,315	9,600	11,800	—	—	26,715
Ralph LaRossa	21,025	—	42,550	—	128,150	191,725
William Levis	5,481	60,000	13,100	—	138,225	216,806
David Lilley	—	—	6,608	5,556	—	12,164
Randall Mehrberg	—	—	11,850	—	82,225	94,075
Thomas A. Renyi	4,244	8,800	11,800	26,919	—	51,763
Hak Cheol Shin	—	—	9,160	—	—	9,160
Richard J. Swift	13,369	14,400	11,800	40,192	—	79,761
All directors and executive officers as a group (15 persons)	323,150	134,000	259,527	109,830	1,562,125	2,388,632

(1)	Includes all shares held directly, in brokerage accounts, under the Thrift and Tax-Deferred Savings Plan (401(k) Plan), shares jointly owned with a spouse and shares held in a trust or a custodial account.

(2)	Includes restricted stock granted to executive officers under the 2004 Long-Term Incentive Plan (LTIP) and restricted stock granted to directors under the former Stock Plan for Outside Directors.

(3)	Includes restricted stock units granted to executive officers under the LTIP and stock units granted to directors under the Equity Compensation Plan for Outside Directors.

(4)	Includes phantom shares granted under the Directors’ Deferred Compensation Plan for those individuals who have elected to have the earnings on their deferred payments calculated based upon the performance of our Common Stock.

(5)	Stock options granted under the LTIP and exercisable currently or within 60 days. Excludes stock options not exercisable within 60 days as follows:

Dorsa	Izzo	LaRossa	Levis	Mehrberg	Group
80,275	547,575	87,250	111,475	111,675	991,875

Certain Beneficial Owners

The following table sets forth, as of February 18, 2011, beneficial ownership in shares by any person or group known to us to be the beneficial owner of more than five percent of our Common Stock. According to the Schedules 13G filed by the respective owners with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name and Address	Amount and Nature of Beneficial Ownership	Percent
Capital Research Global Investors	27,182,600	5.40	(1)
333 South Hope Street
Los Angeles, CA 90071

BlackRock, Inc	26,962,745	5.33	(2)
40 East 52nd Street
New York, NY 10022

(1)	As reported on Schedule 13G filed February 10, 2011

(2)	As reported on Schedule 13G filed February 2, 2011

Section 16 Beneficial Ownership Reporting Compliance

During 2010, none of our directors or executive officers was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving our Common Stock, with the exception of Derek M. DiRisio, Vice President and Controller (who is not one of our named executive officers in this Proxy Statement). Mr. DiRisio filed two late reports on Form 4 with respect to two transactions. Both involved the sale of shares of our Common Stock, one of which was our mandatory income tax withholding of shares earned by Mr. DiRisio upon the vesting and payment to him of performance units awarded under the LTIP.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Compensation Advisory Partners LLC, the Committee’s compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Organization and Compensation Committee:

Albert R. Gamper, Jr., Chair

William V. Hickey

Shirley Ann Jackson

Thomas A. Renyi

Richard J. Swift

February 14, 2011

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the material elements of our executive compensation program and the decisions made regarding the named executive officers (NEOs) in this Proxy Statement. Our NEOs are: our Chairman of the Board, President and CEO; our Executive Vice President and Chief Financial Officer (CFO); and our three other most highly compensated executive officers. We have provided an Executive Summary consisting of an overview of the key aspects of our program and recent actions followed by a more detailed analysis and specific information concerning our NEOs’ compensation.

Executive compensation is administered under the direction of the Organization and Compensation Committee (Committee). The Committee is made up of directors who are independent under NYSE rules and our requirements for independent directors. The Committee receives advice from its independent compensation consultant, Compensation Advisory Partners LLC (CAP).

Executive Summary

Overview

2010 was a challenging year for us and our industry, and we expect that in 2011 and the future we will continue to face many challenges specific to us and our industry, as well as in the broad economic environment. Our performance-oriented executive compensation programs help us manage through both good and bad economic times. We recognize the need to maintain our focus on operational excellence, financial strength and disciplined investment by attracting and retaining top talent that is critical to accomplishing these objectives. We believe that our performance-based compensation programs will deliver the appropriate compensation based on our results relative to both our business plan and our peers.

Our executive compensation program is designed to link pay to performance and align the interests of executives, including our NEOs, with shareholders. This translates into higher compensation in years of strong performance and shareholder returns and lower compensation when performance is not as strong. We seek to create shareholder value by attracting and retaining the executive talent needed for long-term success and incenting executives to achieve outstanding individual performance and business results. We do this with competitive compensation opportunities relative to our industry peers for similar positions with actual compensation delivered determined by individual and business performance, without encouraging excessive risk.

Our compensation consists primarily of the following components:

•	Base salary, consistent with the individual’s duties and responsibilities;

•

An opportunity for an annual cash incentive through our Senior Management Incentive Compensation Plan (SMICP) with actual payment determined by business success over a one-year period based on goals and measures tied to financial and non-financial objectives;

•

Equity-based awards under our Long-Term Incentive Plan (LTIP) consisting of restricted stock units, as well as performance units whose ultimate pay-out value, if any, is dependent on achievement of long-range financial targets; and

•	Retirement and post-employment benefits which are competitive with those of companies with whom we compete for executive talent.

We benchmark executive compensation, including that of the NEOs, to a peer group of companies in our industry where data for the position is available to us. We target Total Direct Compensation (base salary plus target annual incentive and target long-term incentive) at the median of the industry peer group. We consider a range of 85%-115% in relation to a comparable position to be within the competitive benchmark median. In determining the mix of the elements of Total Direct Compensation, we use the competitive analysis as a general guideline. We place greater emphasis on performance based and long-term compensation than on base salary to enhance our performance orientation. For 2010 and 2011, the target respective percentages of incentive compensation relative to Total Direct Compensation for our CEO were 86% and 88% and for our other NEOs as a group were 69% and 71%.

Base salaries are determined on the basis of overall position responsibilities, individual experience, performance and the competitive benchmark median for the position. Our annual incentive awards are closely aligned to the achievement of key financial and operating goals (at the individual, business unit and PSEG level) with the Committee exercising overall judgment. The maximum award fund for all participants in the SMICP, which is limited to our most senior executives, is 2.5% of net income. Individual payments are capped at 150% of target. Long–term incentive grants are made in light of peer company competitive analysis and the Committee’s assessment of individual performance and the ability to contribute to our long–term success. Payout on performance units is capped at 200% of target and depends upon achievement of goals related to Total Shareholder Return, as measured against our peer group, and Return on Invested Capital, as measured against our business plan.

Our NEOs receive competitive retirement benefits as well as competitive severance and change-in-control benefits. We provide very limited perquisites. We do not provide any tax gross-ups, except for certain relocation expenses. Our clawback provisions require the forfeiture of annual and long-term incentive grants and the repayment of profits made on LTIP sales under certain circumstances. Under our Stock Ownership and Retention Policy, our officers must acquire and hold a prescribed amount of shares of our Common Stock.

The Committee periodically reviews and evaluates the design and effectiveness of the compensation program, including the performance of the NEOs. The Committee maintains the flexibility to make decisions about the program and actual compensation levels and awards based on achievement of our business objectives and relevant circumstances affecting our Company. In addition to the established performance measures, these may include economic, market and competitive conditions, regulatory and legal requirements and industry best practices.

Recent Committee Actions

The Committee considered recommendations from its consultant and management with regard to compensation design and effectiveness and reviewed competitive practices within our peer group. In addition, the Committee has monitored trends and developments in the market as they relate to executive compensation. The Committee took the following actions related to the 2010 compensation year:

•	Approved freezes to the NEOs’ salaries for a second year to recognize the challenging economic environment;

•	Approved payouts under the SMICP based on its assessment of 2010 performance relative to pre-established goals;

•	Confirmed the existing peer group used for benchmarking purposes;

•	Reviewed our management succession plan and affirmed the approach;

•	Reviewed our stock ownership guidelines and affirmed the findings;

•	Made changes to the long-term incentive structure, including:

•	Eliminated the use of stock options given market volatility, as we believe full-value shares can help drive performance and retention;

•	Increased the weighting of performance units from 50% to 60% to increase the focus on Return on Capital and Stock performance relative to our peer group; and

•	Incorporated restricted stock units with cliff vesting rather than proportional vesting to assist with retention and reflect market trends;

•	Increased the annual incentive targets for select NEOs for 2011 to align with market and emphasize a performance orientation;

•

Made long-term incentive grants for executives based upon their individual performance, role in the organization and the competitive market, including a special retention grant to the President and Chief Operating Officer (COO) of PSE&G to recognize his performance, critical role in the organization and the need to retain him;

•	Established performance targets for the annual and long-term incentive grants made in 2010;

•	Froze participation in the mid-career component of one of our non-qualified retirement plans as we believe there are alternative ways to provide for attracting experienced executives; and

•

Reviewed the risk assessment conducted by the Committee’s consultant and management and determined that our compensation programs do not create a potential incentive for individuals, either NEOs or others, to take excessive risks which are reasonably likely to have a material adverse effect on the organization.

NEOs

For 2010, our NEOs are:

•	Ralph Izzo, our Chairman of the Board, President and CEO;

•	Caroline Dorsa, our Executive Vice President and CFO;

•	Ralph A. LaRossa, the President and COO of our subsidiary, PSE&G;

•	William Levis, the President and COO of our subsidiary, Power; and

•	Randall E. Mehrberg, the Executive Vice President-Strategy and Development of our subsidiary, Services, and the President and COO of our subsidiary, Energy Holdings.

Elements of Executive Compensation

The main components of our executive compensation program, including those for our NEOs, are set forth in the following table. A more detailed description is provided in the respective sections below.

Compensation Element	Description	Objective
Base Salary	— Fixed cash compensation	— Provides compensation for the executive to perform his/her job functions — Assists with recruitment and retention
Annual Cash Incentive

— Paid each year if warranted by performance

— Executive has the opportunity to earn up to 150% of his/her target award, which is based on a percentage of base salary

— Metrics and goals are established at the beginning of each year and the payout is made based on performance relative to these goals and metrics

— Key metrics for 2010 included:

•  Earnings per share from Continuing Operations

•  Specific financial, operational and strategic goals at the corporate, business unit / departmental and individual levels

— Intended to reward for driving best-in-class operating and financial results over a one-year timeframe — Creates a direct connection between business success and financial reward
Long-Term Incentives	— Performance Units — Stock Options — Restricted Stock — Restricted Stock Units (See Table under Long-Term Incentive Plan)

— Rewards strong financial and stock price performance

— Provides for strong alignment with shareholders

—Assistswith retention

— Intended to reward for driving financial results over a multi-year time frame

Retirement Plans	— Defined benefit pension plans — Defined contribution plan—401(k) with a partial Company matching contribution	— Provides retirement income for participants — Assists with recruitment and retention
Deferred Compensation Plan	— Permits participants to defer receipt of a portion of compensation	— Provides participants with the opportunity to more effectively manage their taxes — Assists with retention
Supplemental Executive Retirement Plans	— Provides supplemental retirement benefits for certain employees beyond qualified plan benefits	— Assists with recruitment and retention
Post-employment Benefits	— Severance and change-in-control benefits	— Assures the continuing performance of executives in the face of a possible termination of employment without cause — Assists with retention
Other Benefits	— Health care programs — Limited perquisites	— To be competitive with companies in the energy industry

Compensation Philosophy

We have designed our executive compensation programs to attract, motivate and retain high-performing executives who are critical to our long-term success. We have structured these programs to link executive compensation to successful execution of our strategic business plans and meeting our financial, operational and strategic goals. This design is intended to provide executives increased compensation when we do well as measured against our goals and deliver on shareholder expectations and to provide less compensation when we do not.

In setting compensation for a particular executive, our philosophy is to use the median of compensation of similar positions within an identified peer group of energy companies as a reference point, which we will then adjust based on the performance and experience of the individual, the individual’s ability to contribute to our long-term success and other factors, such as relative pay positioning among executives.

We review the philosophy and objectives of our programs at least annually and present any proposed changes to the Committee for its approval. Given the dynamics of the marketplace, we regularly evaluate the compensation philosophy, strategy and programs to ensure they accomplish the following objectives:

•	Drive and reward performance;

•	Align with long-term shareholder value creation;

•	Allow us to attract and retain the talent needed to effectively execute our strategy; and

•	Provide a competitive total compensation opportunity without encouraging excessive risk.

Compensation Consultant

The Committee has retained CAP, an independent executive compensation consulting firm, to provide information, analyses and advice regarding executive and director compensation, as described below. The consultant who performs these services reports directly to the Committee and the Committee has established procedures that it considers adequate to ensure that CAP’s advice to the Committee is objective and is not influenced by management. These procedures include: a direct reporting relationship of the consultant to the Committee and an agreement specifying what information can and cannot be shared with management. CAP provides only executive compensation consulting services. At the Committee’s direction, CAP provided the following services:

•	Evaluated the competitive positioning of our NEOs’ base salaries, annual incentive and long-term incentive compensation relative to our peers and compensation philosophy;

•	Advised the Committee on CEO and other NEO target award levels within the annual and long-term incentive programs;

•	Reviewed our annual and long-term incentive programs to ensure they continue to be aligned with our philosophy, drive performance and consider market practices;

•	Briefed the Committee on executive compensation trends among our peers and broader industry and compared them to our current practices;

•

Informed the Committee on changes in the regulatory environment as they relate to executive compensation, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act);

•	Advised the Committee on the performance measures and performance targets for the annual and long-term incentive programs;

•	Reviewed our total share usage for the LTIP;

•	Conducted an assessment to determine whether any elements of our employee compensation programs create a potential incentive to take on excessive risk;

•	Evaluated our share ownership guidelines relative to our peers and broader industry; and

•	Assisted with the preparation of this Compensation Discussion and Analysis.

In the course of conducting its activities, CAP attended four meetings of the Committee in 2010 and presented its findings and recommendations for discussion.

CAP also updated a competitive assessment of outside director compensation for the Corporate Governance Committee.

Management also retains a compensation consultant to provide market data for our officers, including the NEOs. Towers Watson was used until July 2010, when the lead consultant left to join Pay Governance LLC, which has been used since then. Management continues to use Towers Watson to provide equity valuation services.

2010 Performance

2010 was a challenging year for us. Natural gas prices remained low, which depressed the market price for electricity and thus our profit margins on sales. We expect this downward pressure on natural gas and wholesale electric prices to continue into 2011 and beyond. Economic conditions and customer conservation efforts lowered demand and revenues, although this was partially offset by hot summer weather. Lower market prices and greater competition also created incentives for increased customer “migration” away from Power to alternate electric suppliers, reducing margins. Certain PSE&G customer payment patterns also deteriorated, leading to higher levels of receivables. We expect these trends to continue as long as the economy remains weak and natural gas prices stay low.

Our focus remained on operational excellence, improving our financial strength and making disciplined investments. Earnings remained strong and we maintained our credit ratings. We achieved high levels of nuclear, fossil and utility performance. Improved performance enabled us to bid additional capacity into the market. We successfully completed the installation of back-end technology environmental enhancements at our New Jersey coal plants. Utility operations again received industry recognition as among the best. We made additional investments in our solar and economic stimulus programs and are continuing to pursue other attractive opportunities that complement our businesses. We also completed the sale of all of our off-shore leveraged leases, thus significantly reducing our tax exposure.

We settled our electric base rate case in mid-2010, but the new rates were lower than we had planned. We also experienced delays in our scheduled investments in new transmission line projects. The effects of these adverse events were mitigated in part through continued cost control measures and we continue to look for ways to reduce operating costs.

We face a number of regulatory and environmental challenges, at both the federal and state levels. These matters include possible revisions to transmission policy and related rate treatment and cost recovery, challenges to competitive markets and structures, evolving energy policy, potential imposition of new greenhouse gas and other emissions controls and air quality standards and permitting decisions on water discharges at our nuclear and certain fossil units.

Our success will depend upon our ability to maintain strong operational and financial performance in a difficult economy and cost-constrained environment, amidst falling prices, reduced demand, threats to competitive markets and more stringent environmental controls. We believe that our executive compensation programs are designed and operate to reward and create incentives for our executives, from whom we expect superior performance, in executing and achieving our business plans and positioning us to meet these challenges now and in the future. We have made decisions with regard to executive compensation based on 2010 individual and business performance and the value of the individual to our Company, including long-term incentive awards that may be earned and/or whose value will be based upon future performance.

Compensation Risk Assessment

Management with the assistance of CAP conducted a comprehensive assessment of our compensation programs to determine if any of these programs create a potential incentive for individuals to take excessive risks which are reasonably likely to have a material adverse effect on the organization. The risk assessment included a full inventory of all incentive compensation plans in the organization, including their design, metrics, goals and operation. Our Vice President and Chief Risk Officer, as well as our Senior Vice President–

Human Resources, participated in this process. Management and CAP reviewed this assessment with the Committee. Based on this review, the Committee determined that the programs do not create an incentive for individuals to take excessive risks which are reasonably likely to have an adverse effect on us. Factors considered include:

•	There are strong governance processes and controls in place at the senior leadership levels under the oversight of the Committee and, where appropriate, the full Board;

•	We provide a balanced total compensation package that includes fixed compensation (e.g., salary and benefits) and at-risk compensation (e.g., annual and long-term incentive);

•	Long-term incentives vest over a multi-year timeframe;

•	Multiple dimensions of performance are used in the incentive structure, including:

•	Annual incentive

•	Earnings Per Share for corporate financial performance

•	Earnings for business unit performance

•	Key strategic & operational metrics, including at the individual level, that specifically address identified risks

•	We use performance units, with payout determined by:

•	Return on Invested Capital

•	Total Shareholder Return compared to peers

•	In addition, the entire long-term incentive is equity-based which provides a focus on driving stock price;

•	All incentive payouts are capped;

•

We use a consistent incentive framework for the entire organization other than the energy trading group, whose compensation was reviewed and analyzed as part of this process and found by the Committee to contain similar controls and balance as our other compensation programs;

•

Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that are likely to result in long-term harm to the organization;

•	Our stock ownership requirements and retention policy further discourage this behavior and, under our insider trading policy, all sales by officers need pre-clearance by the General Counsel’s office;

•	We have a recoupment (clawback) policy;

•	Our corporate culture demands the highest level of ethical behavior and requires all employees to take ethics training annually;

•	We have polices in place to govern financial and enterprise risk.

In addition, final decisions regarding our executive compensation policies and programs, as well as specific approval of individual NEO compensation, are determined by the Committee, all of whose members are independent of management and, as appropriate, the full Board of Directors, all of whose members except our CEO are independent of management. The Committee has considered our compensation philosophy, total direct compensation, pay mix and the components of compensation for the CEO and other NEOs in regard to performance, business results and risk. The Committee believes that the current balance of base salary, annual cash incentive award and long-term incentives is appropriate to align the interests of executive officers with shareholders and reward superior performance.

Role of CEO

The CEO attends Committee meetings, other than executive sessions. Other executive officers and internal compensation professionals may attend portions of Committee meetings, as requested by the Committee. The

CEO recommends changes to the salaries of his direct reports (who include the NEOs) within an overall base salary budget approved by the Committee, and the Committee considers these recommendations in the context of the respective executives’ individual performance, competitiveness of salary vs. peer group and internal equity among executives. The CEO recommends incentive compensation targets (expressed as a percentage of base salary) for the SMICP and LTIP grants for his direct reports as well as the associated goals, objectives and performance evaluations. The CEO participates in the Committee’s discussions of those recommendations.

The design and effectiveness of compensation policies and programs are reviewed by the CEO in conjunction with the Committee’s consultant periodically in light of general industry trends and the peer group, and recommendations for changes are made to the Committee as deemed advisable by the CEO. The CEO reviews such compensation matters with our internal compensation professionals and outside consultants. The Committee believes that the role played by the CEO in this process is appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Peer Group

We set executive compensation to be competitive with other large energy companies within an identified peer group. We consider Base Salary, Total Cash Compensation (base salary plus target annual incentive) and Total Direct Compensation (base salary plus target annual incentive plus target long-term incentive) as the elements of compensation within the peer group for purposes of benchmarking. The current peer group was first used in 2008. We review the peer group each year and believe it continues to reflect our industry competitors in the market from which we recruit executive talent. This peer group is used as a reference point for setting competitive executive compensation and was developed to reflect similarly-sized energy companies with comparable businesses. The Committee targets the median (50th percentile) of this peer group for positions comparable to those of our officers for Total Direct Compensation. The peer group is also used for comparison in assessing our performance under our LTIP as well as an overall validation of the alignment between pay and performance.

Pay Governance conducts an annual survey assessment of the market using the peer companies. We use the peer group data to the extent each position is reported in the survey data. CAP also reviews the outcome of the competitive assessment.

American Electric Power Company, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	NextEra Energy, Inc.
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources, Inc.	PPL Corporation
Duke Energy Corporation	Progress Energy, Inc.
Edison International	Sempra Energy
Entergy Corporation	The Southern Company
Exelon Corporation	Xcel Energy Inc.

The following table shows a comparison to our peer companies based on the most recently available financial data.

	2009 Revenue ($)	2009 Net Income ($)	Market Cap at 12/31/09 ($)
	Millions
Peer Group 75th Percentile	15,248	1,424	21,981
Peer Group Median	12,882	1,175	14,810
Peer Group 25th Percentile	10,530	895	11,987
PSEG	12,035	1,592	16,824

The data used for the comparisons below are from the most recent data available for the companies in the peer group. The Committee considers a range of 85% to 115% of the 50th percentile of comparable positions to be within the competitive median.

For 2010, base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement as a percentage of the comparative median benchmark levels of the peer group was as follows:

% of Comparative Median Benchmark Levels

Name	Izzo	Dorsa	LaRossa	Mehrberg	Levis

Base Salary	78	102	107	106	93
Total Cash Compensation	91	96	105	110	93
Total Direct Compensation	94	88	105	101	92

For 2011, base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement as a percentage of the comparative median benchmark levels of the peer group are as follows:

% of Comparative Median Benchmark Levels

Name	Izzo	Dorsa	LaRossa	Mehrberg	Levis

Base Salary	77	97	106	N/A	97
Total Cash Compensation	87	97	106	N/A	97
Total Direct Compensation	106	99	113	N/A	96

For 2011, all but Mr. Mehrberg were at or below the comparative benchmark levels. It is difficult to precisely benchmark Mr. Mehrberg’s compensation because of his diverse duties. We can not identify any directly comparable position within the reported peer group data available to us of a senior executive with two or more manager staff functions who also has additional operational responsibilities. We aligned Mr. Mehrberg’s compensation with our other senior executives for internal equity within that group. The change year over year is primarily a result of changes in the market data. As noted above, Mr. Izzo’s salary is well below the target reference point due to his voluntarily foregoing salary increases which is discussed further under the CEO Compensation section below.

Pay Mix

The Committee believes that Total Direct Compensation is a better measure for evaluating executive compensation than focusing on each of the elements individually and it does not set a formula to determine the mix of the various elements. The mix of base salary and annual cash incentive for each of the executive positions is surveyed from the peer group. The reported pay structure from the competitive analysis is used as a general guideline in determining the appropriate mix of compensation among base salary, annual and long-term incentive compensation opportunity. However, we also consider that the majority of a senior executive’s compensation should be performance-based and the more senior an executive is in the organization, the more his/her pay should be oriented toward long-term compensation.

The 2010 and 2011 mix of base salary, target annual cash incentive and long-term incentive are presented below for the CEO as well as the average for the other NEOs:

CEO Compensation

Mr. Izzo’s compensation is designed to position Mr. Izzo’s total pay around the median of the market. Mr. Izzo has demonstrated strong performance over his tenure as CEO and the Committee believes this arrangement is appropriate. The changes to the key terms of Mr. Izzo’s compensation in 2010 were as follows:

•

Base Salary: The Committee intended to position Mr. Izzo’s salary at $1.25 million, which is the median of the peer group. However, given the challenging economic environment, since December 2008, Mr. Izzo has volunteered to forego a salary increase. In each year since then, the Committee reviewed the CEO’s salary relative to market and noted the large gap; however, the Committee honored the CEO’s wishes to not increase his salary to help manage costs in the challenging environment and recognize the concessions others in the organization were asked to make to help manage through the challenges.

•

Annual Cash Incentive: The Committee intended to maintain the CEO’s annual incentive at 100% of salary, but decided to use the originally-contemplated $1.25 million salary as the basis for the target incentive. This decision was made to position his target compensation closer to the median of the market while not increasing base salary. As shown below under Annual Cash Incentive Compensation, his target equates to 131.6% of his current salary. At management’s recommendation, for 2011, the Committee approved a change in the CEO’s target incentive to 125% of base salary, to better align with targets in the market.

•

Long-term Incentive: Management, at the CEO’s request, proposed maintaining the CEO’s long-term incentive grant at $4.725 million. However, because of the CEO’s strong performance and his total compensation positioning being below median, the Committee chose to increase the CEO’s target for 2011 to $5.725 million, which positions the CEO’s pay close to the median and places a significant portion of compensation at-risk based on performance. The Committee considered the CEO’s request to freeze his long-term incentive, but given that the awards are highly performance-based and the CEO’s critical contribution to the organization both in the past and in the future, the Committee believes it is in the best interest of shareholders to position the CEO’s pay in line with the competitive market.

The CEO’s new compensation level is reflected above in the competitive positioning detailed in Total Direct Compensation. A recommendation with respect to CEO compensation was included with data presented to the Committee by management. After meeting in executive session, without the CEO present, the Committee determined CEO compensation in consultation with all the independent directors.

Compensation Components

Base Salary

As the reference point for competitive base salaries, the Committee considers the median of base salaries provided to executives in the peer group who have duties and responsibilities similar to those of our executive officers. The Committee also considers the executive’s current salary and makes adjustments based principally on individual performance and experience. Each NEO’s base salary level is reviewed annually by the Committee using a budget it establishes for merit increases and salary survey data provided by Pay Governance LLC and reviewed by CAP. The NEO’s individual performance and, other than the CEO, his/her business unit’s performance are considered in setting salaries.

The Committee considers base salaries and salary adjustments for individual NEOs, other than the CEO, based on the recommendations of the CEO, considering the NEO’s level of responsibilities, experience in position, sustained performance over time, results during the immediately preceding year and the pay in relation to the benchmark median. Performance metrics include achievement of financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other factors. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive benchmark data.

For 2010, the Committee set the merit increase budget at 2.0% and, as mentioned above, held the base salary for Mr. Izzo at the 2008 level, or $950,000, which is below the median provided to CEOs of the peer group companies. The base salaries for the NEO group were frozen at 2008 levels for another year, except for Mr. LaRossa, whose salary was frozen for another year at the 2009 level. These amounts are: $570,000 for Ms. Dorsa, $468,600 for Mr. LaRossa, $546,000 for Mr. Levis and $545,000 for Mr. Mehrberg. Mr. Izzo’s salary of $950,000 exceeds that of the other NEOs due to his greater level of duties and responsibilities as the principal executive officer to whom the other NEOs report, and to whom the Board will look for the execution of corporate business plans.

Annual Cash Incentive Compensation

The SMICP was approved by stockholders in 2004. It is an annual cash incentive compensation program for our most senior officers, including the NEOs. This plan’s title (formerly known as the Management Incentive Compensation Plan) was changed effective for 2009. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. The goals and measures are established by the CEO for the NEOs reporting to him, and for each other participant by the individual to whom he or she reports.

The SMICP sets a maximum award fund in any year of 2.5% of net income. The formula for calculating the maximum award fund for any plan year was determined at the time of plan adoption by reference to, among other things, similar award funds used by other companies and a review of executive compensation practices designed to address compliance with the requirements of Internal Revenue Code (IRC) Section 162(m), which, as explained below, limits the Federal income tax deduction for compensation in excess of certain amounts. If appropriate, the Committee will recommend for stockholder approval any material changes to the SMICP required to align the plan with our compensation objectives.

The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO, for that year. For 2010 performance under the SMICP, these limits were $39,108,775 for the total award pool (of which $4,034,900 was awarded), $3,910,878 for the CEO’s maximum award and $2,707,531 for each other participant’s maximum award.

Subject to the overall maximums stated above, NEOs are eligible for annual incentive compensation. The beginning point in the process is a calculation based on a combination of the achievement of individual performance goals and business/employer performance goals, as well as overall corporate performance, as measured by the Corporate Factor. The Corporate Factor for 2010 was Earnings Per Share (EPS) from Continuing Operations. We believe sustained EPS is a significant driver of shareholder value and provides line-of-sight over a one-year period between individual actions of executives and company performance. For the business units, we used operating earnings, adjusted to exclude interest variances from the business plan.

The maximum result of this calculation is a comparative performance of 1.5. The corporate factor in 2010 could range from 0.0 to 1.5 based on pre-determined EPS goals. The payout factor and related targets for 2010 are illustrated below. If the actual EPS is between the points shown below, the Corporate Payout Factor is determined using linear interpolation. In addition, Messrs. LaRossa, Levis and Mehrberg have business unit (BU) earnings and multiple business unit scorecard (financial, operational and strategic) metrics and goals. Ms. Dorsa has multiple business unit scorecard metrics and goals. All participants, including the NEOs and CEO, have individual/strategic metrics and goals: for Mr. Izzo, operational excellence, financial strength and disciplined investment; for Ms. Dorsa, business planning and management and operations and maintenance savings; for Mr. LaRossa, customer perception; for Messrs. Levis and Mehrberg, operations and maintenance savings. Each factor is multiplied by the respective individual’s weighting shown below. An illustration of the plan mechanics is provided below, which when added together results in an individual’s payout as a percent of target incentive. The total payout is capped at 150% of target.

The corporate performance goal targets and payout factors at each target performance level for 2010 are set forth below:

EPS from Continuing Operations	Corporate Payout Factor
< $3.00	0.0
$3.00	0.5
$3.14	1.0
$3.25	1.5

The respective business unit performance goal targets and payout factors at each target performance level for 2010 are set forth below:

Power Earnings $000	PSE&G Earnings $000	Energy Holdings Earnings $000	Payout Factor
<1,069.9	< 439.0	<10.5	0.0
1,069.9	439.0	10.5	0.5
1,104.1	453.0	10.8	1.0
1,159.0	475.5	11.4	1.5

The actual corporate and business unit results and corresponding payout factors for the performance levels achieved for 2010 are set forth below:

	Actual Results		Payout Factor

Corporate EPS ($)	3.085	(1)	0.804
Power Earnings ($000)	1,101.9		0.967
PSE&G Earnings ($000)	428.7		0
Holdings Earnings ($000)	48.5		1.500

(1)	In January 2011, we entered into agreements to sell our Texas generating assets. We classified the financial results for these assets as discontinued operations as of December 31, 2010, and as such, the income generated by these assets was excluded from EPS from Continuing Operations. However, since the Texas assets had been operated by us for the entirety of 2010, the Committee determined that the appropriate measure to use for the Corporate Factor for 2010 performance was EPS from Net Income as this measure includes the financial results for the Texas assets.

Each factor (corporate earnings, business unit earnings, business unit scorecard and individual/strategic goals) is weighted based on an executive’s role, with the intention of balancing business unit and individual performance with corporate performance. The weighting for each of the NEOs for 2010 is detailed below, together with the actual achievement factor attained in 2010:

Executive	Corporate EPS	BU Earnings	BU Scorecard	Individual/Strategic Goals	Overall Achievement Factor

Izzo
Weight	75%	—	—	25%
Achievement	0.804	—	—	1.150	0.891
Dorsa
Weight	75%	—	15%	10%
Achievement	0.804	—	1.189	1.273	0.909
LaRossa
Weight	60%	15%	15%	10%
Achievement	0.804	0	0.789	0.581	0.659
Levis
Weight	60%	15%	15%	10%
Achievement	0.804	0.967	1.058	1.246	0.911
Mehrberg
Weight	60%	15%	15%	10%
Achievement	0.804	1.500	1.216	1.246	1.014

The final step in the process is for the Committee to make an overall judgment as to the appropriate payout levels for each NEO taking into account the overall achievement factors along with other less quantifiable considerations, such as leadership and success in adapting to a changing external environment and the recommendations of the CEO.

The SMICP awards of the NEOs for 2010 are shown below and in the Summary Compensation Table. The Committee made its determinations regarding SMICP awards for the 2010 performance year in February 2011, for payment in March 2011. Based upon the executive’s overall achievement factor, his/her current base salary and target annual incentive opportunities, each earned the following payout for 2010:

Executive	Salary ($)	Target Annual Incentive Percentage (%)	Target Annual Incentive Dollars ($)	Overall Achievement Factor	Modification	Payout Earned ($)

Izzo	950,000	131.6	1,250,200	0.891	—	1,113,900
Dorsa	570,000	60	342,000	0.909	—	310,900
LaRossa	468,600	60	281,200	0.659	—	185,300
Levis	546,000	70	382,200	0.911	—	348,200
Mehrberg	545,000	60	327,000	1.014	—	331,600

The Committee believes that the 2010 goals established for the NEOs provided the appropriate degree of difficulty, based upon the overall economic environment and that the final award determinations are appropriate. To ensure that pay and performance are aligned, the Committee with the assistance of CAP, assesses whether the payouts that are earned by the NEOs are consistent with our performance relative to peers.

Long-Term Incentive Compensation

NEOs, other officers as determined by the Committee and other key employees, as selected by the CEO within guidelines established by the Committee, are eligible to participate in the LTIP. This plan is designed to attract and retain qualified personnel for positions of substantial responsibility, motivate participants toward goal achievement by means of appropriate incentives, achieve long-range corporate goals, provide incentive compensation opportunities that are competitive with those of other similar companies and align participants’ interests with those of stockholders. The LTIP was approved by stockholders at the 2004 Annual Meeting. To permit flexibility, the LTIP provides for different forms of equity awards including:

Compensation Element	Description	Objective
Performance Units

— Full value shares that are earned based upon Total Shareholder Return relative to peers and Return on Invested Capital against our internal goals. Both metrics are measured over a three-year period. Each metric is independent and equally weighted

— Participants have the opportunity to earn up to 200% of their target award based on performance

— Dividend equivalents are accrued as declared

— Rewards for strong financial and stock price performance over a longer time frame than annual rewards — Full value shares assist with retention
Stock Options

— Granted with an exercise price equal to closing stock price on date of grant

— 10-year term

— Vesting determined at time of grant

— No discounted options may be granted

— No repricings may be done without shareholder approval

— Provides for alignment with shareholders as participant realizes value only if the stock price increases — Assists with retention
Restricted Stock	— Grant of full value shares — Vesting determined at time of grant — Full voting rights — As stockholder, receives all dividends as declared	— Serves as retention device as recipient must remain with Company through vesting dates to earn award
Restricted Stock Units	— Right to receive shares of full value stock at vesting dates — Vesting determined at time of grant — Dividend equivalents are accrued as declared	— Serves as retention device as recipient must remain with Company through vesting dates to earn payout

For grants made in December 2010 for 2011, which are shown in the Grants of Plan-Based Awards Table, the Committee determined that senior officers, including all the NEOs, would be granted a long-term award consisting of 60% performance units and 40% restricted stock units. In prior years, we had used a mix of 50% performance units and 50% stock options. The Committee believes the incorporation of time-vested restricted stock units into the core long-term incentive program should assist with retention in a period of uncertainty for the broad economy and volatility within our industry. The Committee chose the weighting of 60%/40% to support the Company’s philosophy that performance-based compensation is critical to driving long-term value for shareholders. Grant levels are determined by the Committee based upon several factors, including the value of long-term incentive awards made by companies in the peer group to executives in similar positions and whose cash compensation is similar to that of each NEO as well as the individual’s ability to contribute to our overall success. The level of grants is reviewed annually by the Committee. In general, when making LTIP grants, the Committee’s determinations are made independently from any consideration of the individual’s prior LTIP awards.

The CEO determines his recommendations for the size of long-term incentive awards for NEOs and each other participant in part by analyzing long-term incentive award values granted to executives for comparable positions as reported in the peer group. Median long-term incentive values for comparable levels of base salary for executive positions within the peer group are used as a further reference for determining the recommended grant size for NEOs and other officers. In making a recommendation for the size of a particular LTIP grant for each NEO, the CEO adjusts this average to reflect the individual’s performance and ability to contribute to our long-term value.

Performance units are subject to the achievement of certain goals related to Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) over a three-year performance period. Each metric is independent and equally weighted (i.e., 50% each). TSR relative to the peer group was selected as it provides alignment with our shareholders and provides the incentive to deliver a return to shareholders greater than that of our peers. ROIC is used to ensure we are effectively using our capital base. Based upon performance relative to the peer group on TSR and three-year average ROIC vs. our internal goals, executives can earn a stock award of up to 200% of their target. We believe that the ROIC goal represents a significant degree of difficulty.

For awards granted in December 2010, recipients will receive 100% of their grant amount (a) if for the three-year performance period TSR places us in the 50th percentile of the peer group and (b) if our ROIC for the three-year performance period is 8.1%. The award can be reduced to 0 or increased to 200% of the grant amount depending on TSR and ROIC performance for the period. Payment, if any, will be made in 2014 based on the three-year performance period ending December 31, 2013. Any payments on performance units are made in the year following the end of the relevant performance period, pending availability of comparative data needed to calculate the amount, if any, of the payout earned. Dividend equivalents are accrued over the performance period and paid in shares of Common Stock in relation to the number of shares earned based on results for the performance period.

The performance schedule for relative Total Shareholder Return, which can earn an individual 50% of the performance unit award, is detailed below:

TSR Performance vs. Peers	Percent Payout Factor for TSR Component

35th Percentile	25%
50th Percentile	100%
75th Percentile	200%

In December 2010, the CEO recommended and the Committee approved a one-time retention award with a target amount of $2 million to Mr. LaRossa in recognition of his outstanding performance, contributions to the organization and critical role in the organization. The award was granted 50% in performance units with the same criteria as those described above and 50% in restricted stock units which vest after five years, subject to acceleration or forfeiture under certain circumstances prior to that time. The Committee believes that Mr. LaRossa’s continued employment will provide us with the stability and continuity of experienced leadership at a time of increased pressures and uncertainties.

In 2010, Messrs. Izzo, LaRossa and Levis received payment of shares of our Common Stock equal to 200% of the grant amount with regard to the January 2007 grant of performance units (Mr. Levis also had a grant in June 2007), reflecting achievement of the maximum goal amount for the three-year performance period ended December 31, 2009. The grants allowed recipients to receive 100% of their grant amount if, for the performance period (a) PSEG’s TSR placed it within the third quintile of the companies within the Dow Jones Utilities Index (DJUI) and (b) PSEG’s Return on Equity (ROE) was within 1% of the median ROE of the

DJUI. For performance above or below these levels, the final amount could be increased to as much as 200% of the grant amount (TSR in the first quintile and ROE more than 2% above the median of the DJUI ROE) or decreased to zero. The dollar amount of each payment, which was made in shares of our Common Stock, is shown below. Ms. Dorsa and Mr. Mehrberg were not employees at the time of the 2007 grants.

Izzo ($)	Dorsa ($)	LaRossa ($)	Levis ($)	Mehrberg ($)
3,257,550	—	629,625	677,174	—

Grants of performance units made in December 2007 allow recipients to receive payment, as described above, but measured against our peer group rather than the DJUI for the three-year performance period ended on December 31, 2010. Any payments will be determined in 2011 using audited financial results, which are not yet available.

Retirement

We provide certain qualified retirement benefits under our Pension Plan of PSEG (Pension Plan) and Cash Balance Pension Plan of PSEG (Cash Balance Plan) to maintain practices that are competitive with companies in the energy services industry with which we compete for executive talent. In addition to the qualified plans, we provide certain limited non-qualified retirement benefits under our Retirement Income Reinstatement Plan (Reinstatement Plan) and Supplemental Executive Retirement Income Plan (Supplemental Plan). We maintain these supplemental plans to provide competitive retirement benefits. Our supplemental executive retirement plans were adopted to assist in the recruitment and retention of key employees.

•

The Reinstatement Plan is an unfunded excess benefit plan that provides retirement benefits that would have been paid under our qualified retirement plans but for the compensation limitations of the IRC which caps the amount of an employee’s compensation that may be considered for qualified plan purposes. All employees who are affected by these compensation limits are eligible to participate in this plan.

•

The Supplemental Plan is an unfunded retirement benefit plan that provides supplemental retirement and death benefits to participants nominated by the CEO and designated by our Employee Benefits Policy Committee. It also provides retirement benefits based upon additional credited years of service for prior allied professional or industrial experience to employees selected by the CEO. The plan is primarily used as a recruitment and retention tool.

We also maintain a defined contribution 401(k) Plan and provide a partial Company matching contribution for 401(k) participants who are in the Cash Balance Plan.

Deferred Compensation Plan

We offer a deferred compensation plan to our executive officers so they can more effectively manage their personal tax obligations. Participants may elect to defer all or any portion of their cash compensation, and may choose from among several different rates of return based upon the choices available in our 401(k) Plan, as well as a market-based rate of Prime rate plus   1/2%.

Severance and Change-in-Control Benefits

We provide severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in the energy industry and provide a level of financial security to the executive in periods of uncertainty in the event of a termination without cause.

The Committee compares the benefits made available to NEOs and officers in the event of a termination to those generally offered by other companies in our industry. The severance agreement of Mr. Izzo also provides for certain severance benefits.

We also provide severance benefits upon a change-in-control to officers, including the NEOs. A change-in-control is by its nature disruptive to an organization and to many executives. Such executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives and maintain stability and continuity in the face of a possible termination of employment in the event of a change-in-control, we provide a competitive severance package. In addition, some executives, not key parties to such transaction, may have their employment terminated following its completion. A severance plan with benefits applicable upon a change-in-control is an important element for attracting and retaining key executives.

Neither our Key Executive Severance Plan nor Mr. Izzo’s severance agreement provide for gross-up payments from us in the event that any NEO or other participant is subject to an excise tax related to receipt of a change-in-control payment.

Severance and change-in-control benefits are described under Potential Payment Upon Termination of Employment or Change-in-Control below.

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices of our peers or provide benefit to the Company, such as allowing the executive to be productive while commuting. These include automobile use (and for the CEO, a driver) or car service, reimbursement of relocation expenses, annual physical examinations, limited spousal travel (with CEO approval) to executives on business trips, home security, home computer services and charitable contributions on behalf of the individual. These perquisites are described in the Summary Compensation Table, as applicable.

We do not provide a tax gross-up of personal benefit amounts deemed to be taxable income under federal or state income tax laws and regulations, except for certain relocation expenses, primarily in the case of newly-hired executives.

Hedging

We have a policy which prohibits officers, including NEOs, from hedging or short-selling our Common Stock.

Clawbacks

We have adopted provisions that require a participant to forfeit any annual or long-term incentive grants and repay profits made on sales of LTIP shares if they are earned as a result of misconduct related to accounting restatements. LTIP grants and shares received on exercise of LTIP grants are also subject to clawback if the participant violates his/her non-compete, non-solicitation or confidentiality agreements.

Stock Ownership and Retention Policy

In order to strengthen the alignment of the interests of management with those of stockholders, we have established a Stock Ownership and Retention Policy (Policy). Each officer must acquire a prescribed amount of shares within five years of the adoption of the Policy or the date they are elected or promoted. The following shares owned by the officer are counted toward the ownership requirement: (i) shares held in trusts for the benefit of immediate family members where the officer is the trustee, (ii) shares granted to the officer in the form of restricted stock and restricted stock units, whether or not vested, and (iii) shares held by the officer in the 401(k) Plan. Stock options and performance units (as distinct from shares which are actually issued as a result of exercise or vesting) are not counted. Shares subject to hedging or monetization transactions (such as zero-cost collars and forward sale contracts), which allow the officer to retain legal ownership without its full risks and rewards, are not counted for purposes of either the ownership or retention provisions of the Policy, since our Insider Trading Policy does not permit such hedging or pledging. In addition our Insider Trading Policy requires pre-clearance of transactions by officers from the office of our General Counsel.

Each officer must retain at least 100%, after tax and costs of issuance, of all shares acquired through equity grants made subsequent to the adoption of the policy, including the vesting of restricted stock or restricted stock unit grants, payout of performance awards and exercise of option grants, until the ownership requirement is met. Once an officer attains his/her required level of stock ownership, he/she must retain 25%, after tax and costs of issuance, of shares until retirement or his or her employment otherwise ends.

In the event an officer is not in compliance with any provision of the Policy, the Committee may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce the Policy. Such action may include establishing conditions with respect to all or part of any SMICP or LTIP award. The Committee may vary the application of the provisions of the Policy for good cause or exceptional circumstances.

The Policy was not a factor considered by the Committee in making 2010 grants under the LTIP.

The following table shows, for each NEO, the dollar amount of stock ownership required by the Policy and the dollar amount of actual holdings as of February 18, 2011. Messrs. Izzo, Levis and LaRossa have achieved compliance in advance of the required date of November 20, 2012; for Ms. Dorsa, the compliance date is April 9, 2014 and for Mr. Mehrberg it is September 8, 2013.

Name	Multiple Required	Required Amount ($)(1)	Amount Held ($)(2)

Izzo	5	4,750,000	12,372,022
Dorsa	3	1,710,000	1,203,532
LaRossa	3	1,405,800	2,513,777
Levis	3	1,638,000	3,351,480
Mehrberg	3	1,635,000	529,221
(1)	Determined on basis of base salary on the effective date of the current salary of each of the NEOs which was January 1, 2008 for Messrs. Izzo and Levis, April 9, 2009 for Ms. Dorsa, January 1, 2009 for Mr. LaRossa, and September 8, 2008 for Mr. Mehrberg.

(2)	Based on average price of Common Stock for the twelve months preceding the effective date of the current base salary of each NEO.

Employment Agreements

We have entered into agreements with Messrs. Levis and Mehrberg and Ms. Dorsa and a severance agreement with Mr. Izzo. These are discussed following the Grants of Plan-Based Award Table below.

Accounting and Tax Implications

The Committee has considered the effect of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly FAS 123R) (see Note 18 to Consolidated Financial Statements included in our Annual Report on Form 10-K) regarding the expensing of equity awards in determining the nature of the grants under the LTIP. The Committee, with the assistance of CAP, reviews the competitiveness of the NEOs’ LTIP grants, as measured against the peer group, using reported Topic 718 grant values and approves grants to the NEOs accordingly as reported above in Long-Term Incentive Compensation.

The Committee considers the tax-deductibility of our compensation payments. IRC Section 162(m) generally denies a deduction for United States Federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for qualifying performance-based compensation pursuant to stockholder-approved plans. Stockholder approval of the LTIP and SMICP was received at the 2004 Annual Meeting of Stockholders. As a result, qualifying performance-based compensation under these plans is not now subject to the limitation on deductions contained in Section 162(m) of the IRC. While the Committee believes that restricted stock is a valuable component of incentive compensation as it aligns the interest of the recipients with those of stockholders, the vesting of restricted stock grants does not qualify for tax-deductibility under Section 162(m) performance-based compensation.

In 2010, Mr. Levis was our only NEO who had compensation (consisting of base salary and the taxable value of restricted stock that vested during the year) in excess of the amount deductible under Section 162(m) of the IRC. The Committee will continue to evaluate executive compensation in light of Section 162(m) and the flexibility that is desirable in administering our executive compensation program in accordance with our compensation philosophy.

In light of Section 162(m), as well as certain NYSE rules, the Committee’s general policy is to present all incentive compensation plans in which executive officers participate to shareholders for approval prior to implementation.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8), (9)	Total ($)

Ralph Izzo	2010	946,450	—	5,726,042	—	1,113,900	1,384,000	63,422	9,233,814
Chairman of the Board,	2009	946,450	—	2,360,804	2,362,241	1,345,000	1,585,000	116,475	8,715,970
President, and Chief	2008	944,342	—	2,530,763	2,537,424	1,000,000	878,615	232,099	8,123,243
Executive Officer
Caroline Dorsa	2010	567,871	—	1,023,937	—	310,900	493,000	71,702	2,467,410
Executive Vice President	2009	386,589	204,322	1,045,027	780,117	277,300	1,832,000	46,095	4,571,450
and Chief Financial	2008	—	—	—	—	—	—	—	—
Officer
Ralph A. LaRossa	2010	466,850	—	2,824,277	—	185,300	454,000	18,313	3,948,740
President and Chief	2009	464,728	—	375,458	374,808	285,500	503,000	39,449	2,042,943
Operating Officer	2008	422,471	—	401,657	403,072	286,100	231,000	60,031	1,804,331
(PSE&G)
William Levis	2010	543,960	—	1,023,937	—	348,200	280,000	36,083	2,232,180
President and Chief	2009	543,960	—	474,359	475,300	374,000	445,000	156,490	2,469,109
Operating Officer	2008	543,285	—	509,418	510,272	355,700	147,000	616,433	2,682,108
(Power)
Randall E. Mehrberg	2010	542,963	—	925,291	—	331,600	232,000	24,500	2,056,354
Executive Vice President -	2009	542,963	250,000	399,267	399,931	357,100	423,000	118,931	2,491,192
Strategy and Development and President and Chief	2008	—	—	—	—	—	—	—	—
Operating Officer (Energy
Holdings)

(1)	Ms. Dorsa commenced employment on April 9, 2009.

Mr. Mehrberg commenced employment on September 8, 2008 and was not a NEO for proxy statement reporting for that year.

(2)	Ms. Dorsa’s 2009 salary includes $85,398 deferred under the Deferred Compensation Plan.

None of the NEOs received increases in salary, other than Mr. LaRossa in 2009. Other differences year-to-year reflect timing of commencement of the applicable rate of pay.

(3)	In 2009, Ms. Dorsa received a hiring bonus of $200,000 and $4,322 related to the loss of compensation in connection with her acceptance of employment with us, both of which were deferred under the Deferred Compensation Plan.

In 2009, Mr. Mehrberg received the second installment of his hiring bonus.

(4)	The amounts shown reflect the grant date fair value of the awards. 2010 awards consist of restricted stock units and performance units. Prior years’ awards consist of performance units and, in some cases, restricted stock. Performance unit value is shown at the target amount.

The respective amounts below represent the grant date fair value of performance units at target and maximum amounts:

	Izzo ($)		Dorsa ($)		LaRossa ($)		Levis ($)		Merhberg ($)
	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)
2010	3,436,150	6,872,300	614,693	1,229,386	1,495,015	2,990,030	614,693	1,229,386	555,097	1,110,194
2009	2,360,804	4,721,608	779,443	1,558,886	375,458	750,916	474,359	948,718	399,267	798,534
2008	2,530,763	5,061,526	—	—	401,657	803,314	509,418	1,018,836	—	—

For a discussion of the assumptions made in valuation see Note 18 to the Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K.

(5)	The amounts shown reflect the grant date fair value of the awards. For a discussion of the assumptions made in valuation see Note 18 to the Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K.

(6)	Amounts awarded were earned under the SMICP and determined and paid in the following year. Mr. Izzo elected to defer his entire 2010, 2009 and 2008 awards and Ms. Dorsa elected to defer her entire 2009 award under the Deferred Compensation Plan.

(7)	Includes change in actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between calendar years 2009 and 2010, 2008 and 2009, and 2007 and 2008, determined by calculating the benefit under the applicable plan benefit formula for each of the plans, measured at December 31 of each year, based on credited service, earnings in effect at the respective measurement dates, applicable interest rates and computational assumptions. These changes are:

	Izzo ($)	Dorsa ($)	LaRossa ($)	Levis ($)	Mehrberg ($)
2010	1,384,000	493,000	454,000	280,000	232,000
2009	1,585,000	1,832,000	503,000	445,000	423,000
2008	860,000	—	231,000	147,000	—

For all except Mr. Izzo, the changes reported between 2008 and 2009 and between 2007 and 2008 in last year’s proxy statement were overstated, primarily with regard to the methodology used to determine benefits under the Supplemental Plan. The corrected amounts are shown above and included in the Summary Compensation Table.

For Mr. Izzo, in 2008, includes interest earned under the Deferred Compensation Plan at the prime rate plus  1/2%, to the extent that it exceeds 120% of the applicable long-term rate, in the amount of $18,615.

(8)	For 2010, depending on the individual, includes perquisites and personal benefits which include (a) automobile and related expenses, (b) physical examinations and related transportation, (c) home security systems (d) home computer services and (e) charitable contributions on behalf of the individual. For automobiles, the pro rata personal usage value of the vehicle lease cost was used; for parking, the market value for the parking space was used; for the driver, actual pro-rata expense was used for the time devoted to CEO commuting and personal use; for gas, maintenance and insurance, our standard employee personal auto use rate was used based on the vehicle’s personal use mileage; for the car service actual cost was used. Two NEOs each received a perquisite in 2010 that exceeded the greater of $25,000 or 10% of his/her total perquisite and personal benefit amount: Mr. Izzo received home security services in the amount of $33,151 and Ms. Dorsa used a car service for commuting, with a cost to us of $56,947. Mr. Levis received a tax gross-up of $788 related to a prior year’s reimbursement of relocation expenses.

(9)	Shown below for each NEO is the employer contribution in 2010 to our 401(k) Plan in the same percentage match generally available to all employees. Participants in the Cash Balance Plan receive a partial Company matching contribution. Beginning after the first pay period in 2010, participants in the Pension Plan no longer received a Company match to their 401(k) contributions.

Izzo ($)	Dorsa ($)	LaRossa ($)	Levis ($)	Mehrberg ($)
2,913	11,000	1,437	9,802	11,000

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ralph Izzo		625,100	1,250,200	1,875,300
Performance Units	12/21/10				0	100,900	201,800				3,436,150
Restricted Stock Units	12/21/10					73,300					2,289,892
Caroline Dorsa		171,000	342,000	513,000
Performance Units	12/21/10				0	18,050	36,100				614,693
Restricted Stock Units	12/21/10					13,100					409,244
Ralph A. LaRossa		140,580	281,160	421,740
Performance Units	12/21/10				0	14,550	29,100				495,500
Restricted Stock Units	12/21/10					10,550					329,582
Performance Units	12/21/10					29,350	58,700				999,515
Restricted Stock Units	12/21/10					32,000					999,680
William Levis		191,100	382,200	573,300
Performance Units	12/21/10				0	18,050	36,100				614,693
Restricted Stock Units	12/21/10					13,100					409,244
Randall E. Mehrberg		163,500	327,000	490,500
Performance Units	12/21/10				0	16,300	32,600				555,097
Restricted Stock Units	12/21/10					11,850					370,194
(1)	Relates to equity awards.

(2)	Represents possible payouts under SMICP for 2010 performance. The actual awards were determined in February 2011 and paid in March 2011 as reported in the Summary Compensation Table.

(3)	Represents LTIP awards described below.

(4)	Represents the fair value at the grant date of the equity awards granted in 2010, with LTIP performance unit awards calculated at target. For a discussion of the assumptions made in valuation see Note 18 to the Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K.

Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

SMICP

The plan-based awards for annual cash incentive compensation included in the Summary Compensation Table were paid in 2011 with respect to 2010 performance under the terms of the SMICP. The range of possible awards for each NEO in relation to his/her Target Award is set forth in the Grants of Plan-Based Awards Table above. An explanation of the SMICP and performance goals, measures and performance factors achieved are described under Annual Cash Incentive Compensation in Compensation Discussion and Analysis above.

LTIP

As explained in the Compensation Discussion and Analysis and shown above, LTIP awards were made to NEOs in 2010, 2009 and 2008. The Committee, in December 2010, approved grants in the form of restricted stock units and performance units to the NEOs. The restricted stock units vest after three years. The three-year performance period for the performance units ends December 31, 2013, with payment, if any, made the following year. Mr. LaRossa received an additional retention award of restricted stock units that vest after five years and performance units with a three-year performance period that ends December 31, 2013.

In previous years, restricted stock awards were made. Generally, restricted stock awards vest one-forth annually. Recipients of restricted stock awards receive dividends at the regular dividend rate and are paid on each regular dividend date. Dividends on restricted stock units accrue and are paid in additional shares at vesting. Generally, unvested shares of restricted stock vest immediately upon retirement which occurs one year or more after the grant and vest on a pro rata basis if retirement occurs prior to that. Unvested restricted stock units vest pro rata upon retirement which occurs within one year of the grant and thereafter according to the original grant schedule. Generally, unvested restricted stock and restricted stock units are forfeited upon resignation.

Performance units are denominated in shares of Common Stock and are subject to achievement of certain performance goals over a three-year period and are payable as determined by us in shares of our Common Stock or cash. Any payments of awards granted in December 2007 will be made in 2011 based on performance for the three-year period that ended on December 31, 2010, which calculation has not yet been made pending availability of comparative audited results of peer companies. Performance units awards granted in January and June 2007 were paid in 2010 based on the three-year performance period that ended December 31, 2009. For those performance units, the maximum payment of 200% was achieved.

Further explanation of performance unit payment determination is set forth under Long-Term Incentive Compensation in Compensation Discussion and Analysis above. For further information about vesting, see Employment Agreements and Potential Payments Upon Termination of Employment or Change-In-Control below.

Employment Agreements

We entered into a severance agreement with Mr. Izzo on December 16, 2008 incorporating certain of the severance provisions of his expiring employment agreement. The terms are discussed below under Potential Payments Upon Termination of Employment or Change-In-Control.

The agreement executed between us and Ms. Dorsa, covering her employment as Executive Vice President and Chief Financial Officer effective April 9, 2009, provides for an initial base salary of $570,000, with a salary review annually each January. The agreement provided for a cash payment upon employment of $200,000, which must be repaid if Ms. Dorsa leaves the Company (voluntarily or upon termination for cause) within three years. Ms. Dorsa also received a cash payment of $4,322 to make-up for lost compensation due to her acceptance of employment with us. In addition, the agreement provides that Ms. Dorsa will participate in the SMICP and the LTIP during her term of employment. Ms. Dorsa’s target incentive award under the SMICP was initially set at 60% of base salary. The agreement also provided for an award to Ms. Dorsa of 8,800 shares of Restricted Stock under the LTIP vesting on April 9, 2014, assuming continued employment. Ms. Dorsa’s long-term compensation opportunity under the LTIP was set at $900,000 for 2009 (prorated from her date of hire) and will be reviewed annually pursuant to the terms of the LTIP. The agreement also provides that if Ms. Dorsa remains employed through April 9, 2014, she will become a participant in the additional limited benefits provision of the Supplemental Executive Plan and receive 15 years of additional service credit. Ms. Dorsa also participates in the Key Executive Severance Plan. Finally, the agreement provides that we will provide Ms. Dorsa with a car service for commuting purposes.

The agreement executed between us and Mr. Mehrberg, covering his employment as Executive Vice President —Planning and Strategy effective September 8, 2008, provides for an initial base salary of $545,000, with an annual salary review beginning January 2010. The agreement provided for cash payments of $250,000 within 45 days of employment and on September 8, 2009, each of which must be repaid if Mr. Mehrberg leaves the Company (voluntarily or upon termination for cause) within three years of the applicable payment. In addition, the agreement provides that Mr. Mehrberg will participate in the SMICP and the LTIP during his term of employment. Mr. Mehrberg’s target incentive award under the SMICP was initially set at 60% of base salary. Mr. Mehrberg’s long-term compensation opportunity under the LTIP was set at $800,000 for 2008 (prorated from his date of hire) and will be reviewed annually pursuant to the terms of the LTIP. As provided in the agreement, if Mr. Mehrberg resigns on or after September 8, 2012, in order to take a position with a governmental or non-profit entity agreed to by our CEO, any unvested LTIP awards will vest as if he retired. In February 2011, the Organization and Compensation Committee approved a proposed amendment, which has not yet been executed, to provide that if Mr. Mehrberg resigns on or after September 8, 2012, but before January 1, 2017, in order to take a position with a governmental entity or another employer agreed to by our CEO, any unvested LTIP awards would fully vest without proration upon such a resignation. The agreement also provides that if Mr. Mehrberg remains employed through September 8, 2013, he will become a participant in the additional limited benefits provision of the Supplemental Plan. Finally, the agreement provided Mr. Mehrberg with severance benefits that are covered by the terms of the Key Executive Severance Plan.

We entered into an agreement with Mr. Levis effective January 1, 2007, in connection with his initial employment with us, covering his employment as President and Chief Nuclear Officer of Power’s subsidiary, Nuclear. The agreement provided for a base salary of $500,000, with a salary review in December 2007 and annually thereafter. The agreement further provided for a cash payment of $500,000, which must be repaid if Mr. Levis leaves the Company (voluntarily or upon termination for cause) within five years. Mr. Levis also received $16,667 to make-up for lost bonus opportunity with his prior employer. In addition, the agreement provides that Mr. Levis will participate in the SMICP and the LTIP during his term of employment. Mr. Levis’s target incentive award under the SMICP must be at least 60% of base salary. The agreement awarded to Mr. Levis a grant of 100,000 shares of Restricted Stock, under the LTIP, of which 40,000 shares vested on January 1, 2010. 60,000 shares will vest on January 1, 2013, assuming continued employment, but vest immediately upon a termination without cause. Long-term compensation opportunity is to be reviewed annually pursuant to the terms of the LTIP. Finally, the agreement provides that, should Mr. Levis remain employed through January 16, 2013, he will become a participant in the additional limited benefits provision of the Supplemental Plan.

For additional information regarding severance benefit provisions, see Potential Payments Upon Termination of Employment or Change-in-Control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (12/31/10) TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(3)	Market Value of Shares or Units of Stock that have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(6)

Ralph Izzo						73,300	2,331,673	505,193	16,070,189
10/18/03	400,000	—		20.3850	10/18/2013
05/03/04	22,000	—		21.3750	5/3/2014
01/16/07	105,000	35,000		32.9250	1/16/2017
03/20/07	84,750	28,250		39.1650	3/20/2017
12/18/07	149,850	49,950		48.2050	12/18/2017
12/16/08	236,700	236,700		30.0300	12/16/2018
12/14/09	86,975	260,925		33.4900	12/14/2019
Caroline Dorsa						21,900	696,639	83,434	2,654,036
4/9/2009	30,550	30,550		30.1800	4/9/2019
12/14/2009	16,575	49,725		33.4900	12/14/2019
Ralph A. LaRossa						42,550	1,353,515	135,996	4,326,033
1/16/2007	39,000	13,000		32.9250	1/16/2017
12/18/2007	24,750	8,250		48.2050	12/18/2017
12/16/2008	37,600	37,600		30.0300	12/16/2018
12/14/2009	13,800	41,400		33.4900	12/14/2019
William Levis						73,100	2,325,311	97,122	3,089,451
1/16/2007	26,000	13,000		32.9250	1/16/2017
6/19/2007	2,625	875		44.4350	6/19/2017
12/18/2007	31,500	10,500		48.2050	12/18/2017
12/16/2008	47,600	47,600		30.0300	12/16/2018
12/14/2009	17,500	52,500		33.4900	12/14/2019
Randall E. Mehrberg						11,850	376,948	83,895	2,668,700
9/22/2008	27,400	27,400		34.8000	9/22/2018
12/16/2008	40,100	40,100		30.0300	12/16/2018
12/14/2009	14,725	44,175		33.4900	12/14/2019

(1)	Grants made on the dates shown under the LTIP of non-qualified options to purchase our Common Stock. Options vest 25% annually over four years on the grant date anniversary.

(2)	Closing price on NYSE on grant date.

(3)	Represents restricted stock units granted in December 2010. The restricted stock units awards vest 100% after three years with the exception of Mr. LaRossa’s special retention award of 32,000 RSUs that vests 100% after five years.

Also included are shares of restricted stock awarded under the LTIP to:

Ms. Dorsa—8,800 which vest on April 9, 2014, and

Mr. Levis—60,000 which vest on January 1, 2013.

Dividends on the restricted stock accrue at the regular dividend rate and are paid on each regular dividend payment date as declared by the Board. Dividend equivalents accrue on restricted stock units and are paid in shares of Common Stock at vesting.

(4)	Value represents number of shares or units multiplied by the closing price on the NYSE on December 31, 2010 of $31.81.

(5)	Performance units awarded under the LTIP are earned over a three-year period as shown below. The amounts shown are at the maximum potential earnings of 200% of target. Dividend equivalents accrue as declared. For further explanation of performance units, see Compensation Discussion and Analysis.

Performance End Date	Izzo (#)	Dorsa (#)	LaRossa (#)	Levis (#)	Mehrberg (#)

12/31/2011	168,777	21,748	26,786	33,974	28,529
12/31/2012	134,616	25,586	21,410	27,048	22,766
12/31/2013	201,800	36,100	87,800	36,100	32,600

(6)	Value of performance units are shown at the maximum potential earnings of 200% of target, multiplied by the closing price on the NYSE on December 31, 2010 of $31.81.

OPTION EXERCISES AND STOCK VESTED DURING 2010 TABLE

	Option Awards		Stock Awards
Name	Number of Shared Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)

Ralph Izzo(3)	—	—	106,875	3,257,550
Caroline Dorsa	—	—	—	—
Ralph A. LaRossa(3)	—	—	20,657	629,625
William Levis(3)	—	—	62,217	2,022,374
Randall E. Mehrberg(3)	—	—	—	—

(1)	Reflects performance units previously granted to Messrs. Izzo, LaRossa and Levis which vested on December 31, 2009, for the three-year performance period ended that day. The final awards were calculated and paid in April 2010 based on a comparison of our TSR with those of a peer group of companies and ROE compared to the companies in the DJUI, using audited financial results, which were not available as of the date of last year’s Proxy Statement. Vested shares, as of March 31, 2010, for Messrs. Izzo, LaRossa and Levis were 53,438, 10,328 and 11,109, respectively, including accrued dividends. The payouts were at 200% of target, reflecting achievement of the maximum performance target. Mr. Levis also had 40,000 shares of restricted stock vest on January 1, 2010.

(2)	Reflects the value of the performance unit awards determined as of April 16, 2010 using the average of the high and low PSEG stock price—$30.48. The amount for Mr. Levis also includes the value of restricted stock that vested on January 1, 2010, determined using the closing NYSE Common Stock price on that date of $33.63.

(3)	In addition, Messrs. Izzo, LaRossa, Levis and Mehrberg had 59,963, 8,858, 11,130 and 13,678 performance units which vested, respectively, on December 31, 2010. The final awards, from 0 to 200% of the target, will be calculated based upon a comparison of our TSR and ROE with those of a peer group of companies, using audited financial results, which are not yet available as of the date of this Proxy Statement.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)

Ralph Izzo	Qualified Pension Plan(1)	18.70	1,567,000	—
	Retirement Income Reinstatement Plan(2)	18.70	1,428,000	—
	Supplemental Executive Retirement Plan(3)(5)	22.37	3,517,000	—
			6,512,000
Caroline Dorsa	Qualified Pension Plan(1)	1.67	22,000	—
	Retirement Income Reinstatement Plan(2)	1.67	46,000	—
	Supplemental Executive Retirement Plan(3)(5)(6)	6.68	2,257,000	—
			2,325,000
Ralph A. LaRossa	Qualified Pension Plan(1)	25.51	390,000	—
	Retirement Income Reinstatement Plan(2)	25.51	599,000	—
	Supplemental Executive Retirement Plan	25.51	901,000	—
			1,890,000
William Levis	Qualified Pension Plan(1)	3.92	44,000	—
	Retirement Income Reinstatement Plan(2)	3.92	106,000	—
	Supplemental Executive Retirement Plan(6)	3.92	2,394,000	—
			2,544,000
Randall E. Mehrberg	Qualified Pension Plan(1)	2.25	33,000	—
	Retirement Income Reinstatement Plan(2)	2.25	59,000	—
	Supplemental Executive Retirement Plan(6)	2.25	2,121,000	—
			2,213,000

(1)	All NEOs participate in either a traditional defined benefit pension plan (Pension Plan) or a cash balance pension plan (Cash Balance Plan), depending on date of hire, each of which is a qualified plan under the IRC. Such plans are available to all other employees under the same terms and conditions. Messrs. Izzo, and LaRossa participate in the Pension Plan. Ms. Dorsa and Messrs. Levis and Mehrberg participate in the Cash Balance Plan. Years shown reflect actual years of service.

(2)	Years shown reflect actual years of service.

(3)	Certain employees receive additional years of credited service for the purpose of retirement benefit calculations in recognition of prior work experience, including 15 years for Ms. Dorsa, which vest ratably over five years. In addition, Mr. Izzo receives an additional 5 years which vest at age 60 as described below under Supplemental Plan. The additional 5 years are prorated in the table for participants under age 60. Years shown reflect the sum of actual years of service and years credited under the Supplemental Plan.

(4)	Amounts shown represent actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for our financial statements for the year ended December 31, 2010, with two exceptions: (i) NEOs were assumed to retire at the plan’s normal retirement age and (ii) no pre-retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 12 to the Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K.

(5)	The actuarial present value of accumulated benefits based on actual years of service for Mr. Izzo and Ms. Dorsa is $5,330,000, and $1,842,000 respectively, and the actuarial present value of accumulated benefits based on additional years of service for each such person is $1,182,000, and $483,000.

(6)	Mr. Levis, Mr. Mehrberg and Ms. Dorsa will be eligible to participate in the additional limited benefits provision of the Supplemental Plan if employed by us on January 16, 2013, September 8, 2013, and April 9, 2014, respectively.

Qualified Pension Plans

All of our employees are eligible to participate in either the Pension Plan or the Cash Balance Plan. The Pension Plan covers employees hired prior to January 1, 1996 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five highest years of compensation up to the limit imposed by the IRC.

The benefit formula is A + B + C:

A= 1.3% of the lesser of 5-year final average earnings or $24,600 times years of credited service not exceeding 35 years;

B= 1.5% of the amount by which 5-year final average earnings exceeds $24,600 times years of credited service not exceeding 35 years; and

C= 1.5% of 5-year final average earnings times years of credited service in excess of 35 years.

An additional benefit equal to $4.00 per month for each year of credited service is payable until the retiree reaches age 65.

All participants are fully vested in their Pension Plan benefit. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who are not yet age 60, may commence their Pension Plan benefits on a reduced basis.

The Cash Balance Plan covers employees hired or rehired on or after January 1, 1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notational amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Plan upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited %
<30	2.00
30–39	2.50
40–49	3.25
50–59	4.25
60–69	5.50
70–79	7.00
80–89	9.00
90+	12.00

Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Plan benefit.

Reinstatement Plan

All employees are eligible to participate in a non-qualified excess benefit retirement plan, the Reinstatement Plan, designed to replace earned pension benefits as determined by the qualified pension formula, but which are not eligible for payment from the qualified pension plans as a result of IRC mandated limits for qualified plans. The benefits payable under this plan mirror those of the qualified plans described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant may have deferred under deferred compensation plans, (iii) will include amounts earned under SMICP (which are not considered under the qualified pension plans), (iv) will be limited to 150% of average base salary for the applicable five years and (v) will be offset by any benefits received by the participant under the qualified plan.

Supplemental Plan

Certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior work experience. Such benefits are paid from a non-qualified plan, the Supplemental Plan. Under the additional service credit provisions, certain participants may also receive an additional five years of credited service for the purpose of this supplemental benefit calculation if they retire between ages 60 and 65. The credited years of service reduce by one year for each six-month period such participant works beyond age 65. This feature of the plan is designed to encourage retirement on or before age 65. Benefits payable under the additional service provisions of the Supplemental Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the amount of benefit. Any benefit payable under this plan is offset by benefits payable under the qualified plan and the Reinstatement Plan.

Certain participants in the Supplemental Plan receive additional limited benefits. This portion of the plan provides a total target replacement income percentage equal to credited service for qualified pension calculation purposes, plus 30, to a maximum of 75%, of covered compensation. Covered compensation for the limited benefit portion of this Plan is the same as covered compensation for the Reinstatement Plan. The target replacement amount under the limited benefit portion of this Plan is reduced by any pension benefits from any previous employers accrued and vested at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The additional limited benefits provision of this plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants designated for the additional limited benefit become entitled to this benefit only upon (a) retirement under the terms of the qualified plan in which they participate (Pension Plan or Cash Balance Plan) or (b) death.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year (2010) ($)	Registrant Contributions in Last Fiscal Year (2010) ($)	Aggregate Earnings in Last Fiscal Year (2010) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (2010) ($)

Ralph Izzo(1)	1,345,000	—	194,924	—	5,488,392
Caroline Dorsa(2)	277,300	—	50,620	—	624,448
Ralph A. LaRossa	—	—	—	—	—
William Levis	—	—	—	—	—
Randall E. Mehrberg	—	—	—	—	—
(1)	The amount shown under Executive Contributions in Last Fiscal Year (2010) was previously reported in our 2010 proxy statement. $4,824,594 of the amount shown under Aggregate Balance at Last Fiscal Year End (2010) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

(2)	The amount shown under Executive Contributions in Last Fiscal Year (2010) was previously reported in our 2010 proxy statement. $567,020 of the amount shown under Aggregate Balance at Last Fiscal Year End (2010) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

Deferred Compensation Plan

Under the Deferred Compensation Plan, participants, including the NEOs, may elect to defer any portion of their cash compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. For performance-based compensation, elections may be made up to the date that is six months before the end of the related performance period, as long as (a) the performance period is at least 12 months in length, (b) the participant performed services continuously from the date the performance criteria were established through the date the deferral election is made and (c) at the time the deferral election is made, the performance-based compensation is not both (i) substantially certain to be paid and (ii) readily ascertainable. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Deferred Compensation Plan account. Distributions may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of (x) one lump-sum payment, (y) annual distributions over a five-year period or (z) annual distributions over a 10-year period.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (a) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (b) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 Fund available to employees under our 401(k) Plans or (ii) at the rate of Prime plus  1/2%, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus  1/2%. For 2010, the rates of return for these funds were as follows:

Conservative Pre-Mixed Portfolio	9.90%
Moderate Pre-Mixed Portfolio	12.18%
Aggressive Pre-Mixed Portfolio	15.23%
S&P 500 Fund	14.96%
Prime Plus 1/2%	3.81%

A participant may change fund selection once a year.

POTENTIAL PAYMENTS UPON TERMINATION OF

EMPLOYMENT OR CHANGE-IN-CONTROL

Mr. Izzo’s severance agreement provides for certain severance benefits if he is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement. He would be paid a benefit of two times base salary and target bonus, as well as a prorated payment of SMICP target incentive award for the year of termination. His welfare benefits would be continued for two years unless he is sooner employed. Any unvested equity awards would be forfeited. The agreement provides that Mr. Izzo will be prohibited from competing with and from recruiting employees from us or our subsidiaries or affiliates, for certain periods after termination of employment. Violations of these provisions require a forfeiture of certain benefits.

PSEG’s Key Executive Severance Plan provides severance benefits to Ms. Dorsa and Messrs. Izzo, LaRossa, Levis and Mehrberg, and to certain of our key executive-level employees whose employment is terminated without cause. Participants must agree to restrictive covenants including confidentiality, non-competition and non-solicitation.

Under our Key Executive Severance Plan, if any of Ms. Dorsa and Messrs. Izzo, LaRossa, Levis, or Mehrberg is terminated without cause or resigns her or his employment for good reason within two years after a change-in-control, the individual will receive (1) a pro rata bonus based on her or his target annual incentive compensation, (2) three times the sum of her/his salary and target incentive bonus, (3) accelerated vesting of equity-based awards, except for performance units, which vest pro rata, (4) a lump sum payment equal to the actuarial equivalent of her or his benefits under all of our retirement plans in which the individual participates calculated as though she or he remained employed for three years beyond the date employment is terminated less the actuarial equivalent of such benefits on the date employment terminates, (5) three years continued welfare benefits (the first 18 months of which will be provided through PSEG-paid COBRA continuation coverage), (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred. Payments are limited to an amount that would not give rise to an excise tax liability under applicable IRS provisions, currently 2.99 times the individual’s average W-2 compensation for the period.

Also under the Key Executive Severance Plan, Ms. Dorsa and Messrs. LaRossa, Levis and Mehrberg would be entitled to certain severance benefits in the event that their employment was terminated without cause other than in a change-in-control situation. In such event they would be entitled to 1.0 times their annual base salary plus their target bonus, as well as a prorated payment of their SMICP target incentive award for the year of termination and certain outplacement services, educational assistance, health care and life insurance coverage. The Key Executive Severance Plan further provides that any unvested equity awards would be accelerated or forfeited in accordance with the terms of the individual’s grants under the LTIP and/or employment agreement.

If a termination without cause, or for a reduction in force or reorganization had occurred on December 31, 2010, each of the NEOs would have received the following benefits:

Termination without Cause	Izzo ($)	Dorsa ($)	La Rossa ($)	Levis ($)	Mehrberg ($)

Severance	4,400,400	912,000	749,800	928,200	872,000
Pro Rata Bonus (SMICP)	1,250,200	342,000	281,200	382,200	327,000
Unvested Stock Option Spread	—	—	—	—	—
Unvested Restricted Stock and Restricted Stock Unit Spread	—	—	—	1,908,600	—
LTIP Performance Units Payout	—	—	—	—	—
Health/Welfare Benefits	37,846	10,853	14,724	10,888	15,255
Outplacement	25,000	25,000	25,000	25,000	25,000
Education Assistance	3,000	3,000	3,000	3,000	3,000

Aggregate Payments	5,716,446	1,292,853	1,073,724	3,257,888	1,242,255

If a termination without cause or with good reason had occurred on December 31, 2010 following a change-in-control, each of the NEOs would have received the following benefits:

Change-in-Control Termination	Izzo ($)	Dorsa ($)	La Rossa ($)	Levis ($)	Mehrberg ($)

Severance	6,600,600	2,736,000	2,249,400	2,784,600	2,616,000
Pro Rata Bonus (SMICP)	1,250,200	342,000	281,200	382,200	327,000
Unvested Stock Option Spread	421,326	49,797	66,928	84,728	71,378
Unvested Restricted Stock and Restricted Stock Unit Spread	2,331,673	696,639	1,353,516	2,325,311	376,949
LTIP Performance Units Payout	2,503,286	366,252	397,530	503,631	423,201
Enhanced Retirement Benefit	697,000	127,000	368,000	2,824,000	2,754,000
Health/Welfare Benefits	56,769	36,702	47,774	36,484	49,584
Outplacement	25,000	25,000	25,000	25,000	25,000
Parachute Payments Forfeited	(5,183,103)	(3,376,655)	(1,958,726)	(3,303,169)	(3,813,470)

Aggregate Payments	8,702,751	1,002,735	2,830,622	5,662,785	2,829,642

No NEO would be eligible for any payments under the Key Executive Severance Plan, either prior to or following a change-in-control, if he/she voluntarily terminated his/her employment (other than for “good reason” as described above) or if his/her employment were terminated by the Company for “cause”.

If a NEO were to retire or his/her employment were terminated on account of death or disability, the Key Executive Severance Plan provides that such participant will be entitled to accrued pay through the date of termination and prorated payment of his/her target incentive award for the year of termination.

Change-in-control provisions under the Key Executive Severance Plan generally means the occurrence of any of the following events:

•	Any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

•	A majority of the Board is replaced without approval of the current Board; or

•

There is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

•	Our stockholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

For additional information regarding the provisions of LTIP awards, see Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements above.

DIRECTOR COMPENSATION TABLE

	Fees Earned or Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Albert R. Gamper, Jr.	102,000	100,000	—	—	—	150	202,150
Conrad K. Harper	75,500	100,000	—	—	—	150	175,650
William V. Hickey	97,500	100,000	—	—	—	150	197,650
Shirley Ann Jackson	98,500	100,000	—	—	—	150	198,650
David Lilley	87,500	100,000	—	—	—	150	187,650
Thomas A. Renyi	108,000	100,000	—	—	—	150	208,150
Hak Cheol Shin	89,000	100,000	—	—	—	150	189,150
Richard J. Swift	94,500	100,000	—	—	—	5,150	199,650

(1)	Includes all meeting fees, chair/committee retainer fees and the annual retainer as described below. Includes the following amounts deferred pursuant to the Directors’ Deferred Compensation Plan, described below:

Gamper ($)	Harper ($)	Hickey ($)	Jackson ($)	Lilley ($)	Renyi ($)	Shin ($)	Swift ($)

102,000	75,500	97,500	58,000	87,500	108,000	—	94,500

(2)	For each outside director, the grant date fair value of the award was $100,000 on May 3, 2010, which equated to 3,015.57 stock units based on the then-current market price of the Common Stock. In addition, each outside director’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate. For a discussion on the assumptions made in valuation, see Note 18 to the Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K.

The following table shows outstanding stock units granted under the Directors’ Equity Plan and restricted stock granted under the prior Stock Plan for Outside Directors, as of December 31, 2010.

	Gamper (#)	Harper (#)	Hickey (#)	Jackson (#)	Lilley (#)	Renyi (#)	Shin (#)	Swift (#)

Stock Units	11,800	11,800	11,800	11,800	6,608	11,800	9,160	11,800
Restricted Stock	9,600	13,200	9,600	9,600	—	8,800	—	14,400

(3)	Consists of charitable contributions made by us on behalf of each individual and under our educational matching gift program for Mr. Swift.

Director Fees

During 2010, each director who was not an employee of a PSEG company was paid an annual retainer of $45,000 and a fee of $1,500 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to us or PSE&G. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $5,000, except for the Chair of the Audit Committee, who received $15,000 and the Chair of the Organization and Compensation Committee,

who received $10,000. In addition, each member of the Audit Committee received an additional annual retainer of $5,000. The Lead Director received an additional annual retainer of $15,000.

Directors’ Equity Plan

The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in her/his name and accrues earning credits equivalent to the dividends on shares of our Common Stock. If a director fails to remain a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of our Common Stock after the director terminates service on the Board in accordance with distribution elections made by her/him.

Shares granted under the prior Stock Plan for Outside Directors are subject to forfeiture if a director leaves service prior to age 72, except after a change-in-control or if waived by non-participating directors.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, directors who are not employees may elect to defer any portion of their retainer and meeting attendance fees by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Directors’ Deferred Compensation Plan account. Distributions are made in cash or, at the election of the participant in the case of amounts credited with earnings by reference to the performance of our Common Stock, in shares of Common Stock. Distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 71st birthday or (ii) the January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of (x) one lump-sum payment, or (y) annual distributions over a period selected by the participant, up to 10 years.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (A) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (B) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Participants may choose to have amounts deferred under the Directors’ Deferred Compensation Plan credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 fund available to employees under our 401(k) Plans, (ii) at the rate of Prime plus  1/2% or (iii) by reference to the performance of our Common Stock, in such percentages designated by the participant. A participant who fails to provide a designation will accrue earnings on his/her account at the rate of Prime plus  1/2%.

For 2010, the rates of returns for these funds were as follows:

Conservative Pre-Mixed Portfolio	9.90%
Moderate Pre-Mixed Portfolio	12.18%
Aggressive Pre-Mixed Portfolio	15.23%
S&P 500 Fund	14.96%
Prime Plus 1/2%	3.81%
PSEG Common Stock	-0.39%

A participant may change fund selection once a year.

Proposal	2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing you with an opportunity to cast an advisory vote on our executive compensation programs as described in this Proxy Statement. We are doing this in accordance with the recently enacted Dodd-Frank Act and the applicable rules of the SEC. This vote is advisory and thus it is non-binding on us and the Board of Directors. However, management, the Organization and Compensation Committee and the Board intend to carefully review the voting results and take them into consideration when making future decisions regarding our executive compensation. In accordance with applicable SEC requirements we will disclose to you in our future proxy statements how our compensation policies and decisions have taken into account the results of the most recent stockholder advisory vote on our executive compensation.

We have in the past sought approval from stockholders of two of our incentive plans which comprise a majority of the compensation we pay to our executive officers: the SMICP and the LTIP. Our stockholders voted overwhelmingly in favor of each of these plans. We continuously review and make changes to our executive compensation program in recognition of investor concerns, evolving trends and best practices. We annually review and adjust as necessary the compensation of our executives in light of their performance and our business results and financial condition. Our recent actions include:

•	continued freezes on our NEOs’ base salaries in light of the challenges we face; and

•

changes to their annual and long-term incentive compensation awards to further emphasize achievement of goals with a significant degree of difficulty as we develop and execute our plans to meet those challenges.

We have disclosed in this Proxy Statement an overview of the philosophy and elements of our executive compensation program, as well as the details of the individual compensation paid or awarded to each of our NEOs and our process for making those determinations. We have done so in accordance with the applicable rules of the SEC. In our Compensation Discussion and Analysis (CD&A), above, we have explained the reasons supporting our executive pay decisions as reported in the various tables and accompanying narrative included in this Proxy Statement. The data we have provided includes:

•	Relevant benchmarking to peer companies;

•	Performance goals and results and our calculation methodologies; and

Throughout, we strive for clarity and transparency.

As we have noted, our executive compensation is designed to link pay to performance. We seek to align that compensation with the interests of stockholders to create long-term value, while continuing to attract, motivate and retain the high-performing individuals critical to our success. We generally benchmark to the peer median and establish goals and performance measures to drive results and achieve our business plans:

•	The overwhelming amount of our CEO’s and NEOs’ compensation as incentive based under the SMICP and LTIP, payments on which are capped;

•	EPS, TSR and ROIC performances directly impact the level of compensation;

•	Business and individual goals include significant components tied to earnings and other financial as well as operational measures and;

•	Our executives and other officers must own and retain a required minimum amount of our Common Stock.

We have also reported on our analysis of whether our compensation policies and programs create a potential incentive for individuals to take excessive risks which are reasonably likely to have a material adverse effect on us. We have concluded that they do not and have explained the factors leading us to that conclusion. These include:

•	Our strong corporate governance, which is also described in this Proxy Statement; and

•	A number of additional mitigating design features in our compensation program, including

•	a balanced pay package with multiple dimensions of performance,

•	multi-year vesting of equity awards, and

•	“clawback” provisions.

We believe our executive compensation is reasonable and appropriate, reflecting our pay for performance philosophy. We are asking you to indicate your support of our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation or any specific individual. Rather, it is an indication of your agreement with the overall philosophy, policies, practices and compensation of our executive officers as described in this Proxy Statement. Accordingly, we ask for you to vote in favor of the following resolution:

Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the applicable rules of the SEC, including the CD&A, compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION IN THIS PROPOSAL 2.

Proposal	3

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, we are providing you with the opportunity to cast an advisory vote on our executive compensation program. This is sometimes referred to as a “say on pay” vote. Under the Dodd-Frank Act, generally we must provide you with this voting opportunity on “say on pay” at least once every three years.

In this Proposal 3 we are providing you with the opportunity to cast an advisory vote on the frequency of the advisory vote on executive compensation. This is sometimes referred to as a “say when on pay” vote. This is a non–binding vote which allows you to advise us from among four choices as to how often you think we should include a “say on pay” vote in our proxy statement. You may choose whether this should occur once every year, every two years or every three years, or you may choose to abstain. Under the Dodd-Frank Act, we must provide you with this “say when on pay” voting opportunity at least once every six years.

We believe that we should submit the advisory vote on “say on pay” to you annually. Providing you with this opportunity each year is a good corporate governance practice promoting communication between us and our stockholders. An annual advisory vote allows you, as a stockholder, to express your views on an important issue at the same time as voting on other annual matters such as election of directors. The vote is advisory and thus it is non-binding on us and the Board of Directors, with whom the final determination remains. However, the Committee and the Board intend to carefully review the voting results and take them into consideration when making future decisions regarding the frequency of “say on pay” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” IN REGARD TO THIS PROPOSAL 3.

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is comprised solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, www.pseg.com/info/investor/governance. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The Independent Registered Public Accountant of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of Public Company Accounting Oversight Board (PCAOB) (U.S.) and on management’s assessment of internal controls and for issuing reports thereon. The Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

Management has represented to the Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. In performance of its responsibilities, the Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2010 and discussed these financial statements with management, the internal auditors and the independent auditor. The Committee periodically meets privately with the internal auditors and with the independent auditor, and also meets in executive session with only Committee members present. The Committee discussed with the independent auditor:

•	PSEG’s critical accounting policies;

•	New accounting policies affecting the Company;

•	That there were no disagreements with management over the application of accounting principles;

•	Significant accounting estimates made by management and the disclosures in the financial statements;

•	Accounting and reporting for significant transactions; and

•	The other matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AU section 380) as adopted by the PCAOB in Rule 3200T.

The independent auditor also provided to the Committee the written disclosures required by the PCAOB’s standards in PCAOB Rule 3526 and current SEC requirements for auditor independence. The Committee discussed with the independent auditor the firm’s independence with respect to PSEG, internal quality control procedures, and any material issues raised and any steps taken to deal with such issues by the most recent internal quality control review, peer review or by any inquiry or investigation by governmental or professional authorities within the preceding five years, with respect to one or more independent audits carried out by the firm. The Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditor, are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Committee determined that the independent auditor has the requisite independence.

Based on the Committee’s discussions with management, the internal auditors and the independent auditor, the Committee’s review of the audited financial statements, the independent auditor’s representations of management regarding the audited financial statements and the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Members of the Audit Committee:

Thomas A. Renyi, Chair

Albert R. Gamper, Jr.

William V. Hickey

Shirley Ann Jackson

David Lilley

Hak Cheol Shin

February 15, 2011

FEES BILLED BY DELOITTE & TOUCHE LLP FOR 2010 AND 2009

The appointment, termination, compensation and oversight of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, is the direct responsibility of the Audit Committee of our Board of Directors, which reviews its independence, the services provided and its fees, as well as peer review reports of its performance. All fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for all services, audit and non-audit, provided to us and our subsidiaries are pre-approved by the Audit Committee or its Chair.

Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit services rendered for the years ended December 31, 2010 and 2009 totaled $5,825,000 and $5,820,000, respectively. The fees were incurred for audits of our annual consolidated financial statements and our subsidiaries, including our Annual Report on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions, statutory and regulatory filings and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2010 and 2009 totaled $47,400 and $67,400, respectively, primarily related to performing certain attest services.

Tax Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2010 and 2009 totaled $600,000 and $32,650, respectively, none of which were for tax planning.

All Other Fees

There were no fees other than those described above billed to us or our subsidiaries in 2010 or 2009 by Deloitte & Touche.

Proposal	4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of our books of account and supporting records for 2011, subject to the ratification of the stockholders at the Annual Meeting.

Deloitte & Touche LLP has performed the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposals intended for inclusion in the Proxy Statement in connection with our 2012 Annual Meeting of Stockholders should be sent to M. Courtney McCormick, Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by November 3, 2011.

DISCRETIONARY PROXY VOTING AUTHORITY

If we are not notified by January 26, 2012 of any proposal intended to be presented for consideration at the 2012 Annual Meeting of Stockholders, then the proxies named by us with respect to that meeting shall have discretionary voting authority with respect to such proposal if presented at the meeting.

By order of the Board of Directors,

M. Courtney McCormick

Secretary

March 2, 2011

Public Service Enterprise Group Incorporated

80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

Arrangements have been made to provide free parking within close proximity to the New Jersey Performing Arts Center (NJPAC) at locations designated (P) on the map above.

Please bring your parking ticket with you to the meeting so that it can be validated by PSEG. Reasonable parking expenses incurred at locations other than those shown above will be reimbursed. You may obtain driving directions and public transportation information by calling 1-888-GO-NJPAC or on the NJPAC website, www.njpac.org.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. INTERNET http://www.proxyvoting.com/peg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 92172 FOLD AND DETACH HERE Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy. The Board of Directors recommends a vote “FOR” on Items 1, 2 and 4, for every “1 YEAR” on Item 3. Please mark your votes as indicated in this example 1. ELECTION OF DIRECTORS Nominees for terms expiring in 2012 are: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1.1 Albert R. Gamper, Jr. 1.2 Conrad K. Harper 1.3 William V. Hickey 1.4 Ralph Izzo 1.5 Shirley Ann Jackson 1.6 David Lilley 1.7 Thomas A. Renyi 1.8 Hak Cheol Shin 1.9 Richard J. Swift 2. Advisory vote on executive compensation. 1 year 2 years 3 years Abstain 3. Advisory vote on frequency of advisory vote on executive compensation. FOR AGAINST ABSTAIN 4. Ratification of the appointment of Deloitte & Touche LLP as independent auditor for the year 2011. If you wish to include comments and/or address changes, please mark this box and write them on the back where indicated. Please indicate if you plan to attend the Annual Meeting by marking this box. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. Signature Signature Date

PSEG ADMISSION TICKET Public Service Enterprise Group Incorporated 2011 Annual Meeting of Stockholders April 19, 2011 at 2:00 P.M. (Registration Begins at 1:00 P.M. Light refreshments will be available.) For wheelchair and hearing-impaired seating, please see host/hostess for assistance. You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting. THANK YOU FOR VOTING Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.ezodproxy.com/pseg/2011/pseg2010ar FOLD AND DETACH HERE PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED PROXY FOR ANNUAL MEETING OF STOCKHOLDERS April 19, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 19, 2011 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals. Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side. If you have not voted by telephone or by the Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 92172